Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

OCEANFIRST FINANCIAL CORP.,

COASTAL MERGER SUB CORP.

and

PARTNERS BANCORP

Dated as of November 4, 2021

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3.13	Compliance with Law	27
3.14	Certain Contracts	28
3.15	Agreements with Governmental Entities	30
3.16	Risk Management Instruments	30
3.17	Environmental Matters	31
3.18	Investment Securities and Commodities	31
3.19	Real Property	32
3.20	Intellectual Property	33
3.21	Related Party Transactions	34
3.22	Takeover Statute	35
3.23	Reorganization	35
3.24	Opinion	35
3.25	Company Information	35
3.26	Loan Portfolio	35
3.27	Insurance	37
3.28	No Dissenter’s or Appraisal Rights	37
3.29	No Other Representations or Warranties	37

Article IV

REPRESENTATIONS AND WARRANTIES OF PARENT

4.1	Corporate Organization	38
4.2	Capitalization	39
4.3	Authority; No Violation	40
4.4	Consents and Approvals	41
4.5	Reports	42
4.6	Financial Statements	42
4.7	Broker’s Fees	43
4.8	Absence of Certain Changes or Events	44
4.9	Legal Proceedings	44
4.10	SEC Reports	44
4.11	Compliance with Law	45
4.12	Agreements with Governmental Entities	45
4.13	Reorganization	46
4.14	Parent Information	46
4.15	Parent Systems	46
4.16	Taxes and Tax Returns	47
4.17	Employees	47
4.18	Risk Management Instruments	49
4.19	No Other Representations or Warranties	49

Article V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1	Conduct of Business of the Company Prior to the Effective Time	50

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5.2	Company Forbearances	50
5.3	Parent Forbearances	54
5.4	Tax-free Reorganization	54

Article VI

ADDITIONAL AGREEMENTS

6.1	SEC Filings; Regulatory Matters	55
6.2	Access to Information; Confidentiality	56
6.3	Company Stockholders’ Approval	57
6.4	Legal Conditions to Merger	59
6.5	Stock Exchange Listing	59
6.6	Employee Matters	59
6.7	Indemnification; Directors’ and Officers’ Insurance	62
6.8	Additional Agreements	63
6.9	Advice of Changes	64
6.10	Litigation and Claims	64
6.11	Dividends	64
6.12	Corporate Governance	64
6.13	Acquisition Proposals	65
6.14	Board of Directors and Committee Meetings	67
6.15	Public Announcements	67
6.16	Operating Functions	67
6.17	Restructuring Efforts	68
6.18	Takeover Statutes	68
6.19	Company Debt	68
6.20	Cybersecurity	68
6.21	Exemption from Liability Under Section 16(b)	69

Article VII

CONDITIONS PRECEDENT

7.1	Conditions to Each Party’s Obligation to Effect the Integrated Mergers	69
7.2	Conditions to Obligations of Parent	70
7.3	Conditions to Obligations of the Company	71

Article VIII

TERMINATION AND AMENDMENT

8.1	Termination	72
8.2	Effect of Termination	73

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Article IX

GENERAL PROVISIONS

9.1	Nonsurvival of Representations, Warranties and Agreements	74
9.2	Expenses	75
9.3	Notices	75
9.4	Interpretation	76
9.5	Counterparts	77
9.6	Entire Agreement	77
9.7	Amendment; Waiver	78
9.8	Governing Law; Jurisdiction	78
9.9	Waiver of Jury Trial	79
9.10	Assignment; Third Party Beneficiaries	79
9.11	Remedies; Specific Performance	79
9.12	Severability	80

EXHIBITS

Exhibit A – TBOD Bank Merger Agreement

Exhibit B – VPB Bank Merger Agreement

Exhibit C – Form of Support Agreement

Exhibit D – First-Step Merger Surviving Corporation Certificate

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INDEX OF DEFINED TERMS

Page
Acquisition Proposal	66
affiliate	76
Agreement	1
Bank Merger Agreements	1
Bank Merger Certificates	7
Bank Mergers	1
BHC Act	13
business day	76
CARES Act	14
Cash Consideration	3
Cash Conversion Number	7
Cash Election	3
Cash Election Number	7
Cash Election Shares	3
Chosen Courts	78
Closing	3
Closing Date	3
Code	1
Company	1
Company Adverse Recommendation Change	58
Company Benefit Plans	23
Company Bylaws	14
Company Certificate	6
Company Common Stock	3
Company Contract	30
Company Disclosure Schedule	12
Company Equity Plans	5
Company ERISA Affiliate	23
Company Indemnified Parties	62
Company Insiders	69
Company Meeting	57
Company PTO Policies	61
Company Qualified Plans	24
Company Recommendation	58
Company Regulatory Agreement	30
Company Reports	27
Company Restricted Stock Award	5
Company Series A Preferred Stock	15
Company Series B Preferred Stock	15
Company Stock Option	5
Company Subsidiary	15
Company Systems	33
Confidentiality Agreement	57

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Continuing Employees	59
COVID-19 Measures	14
DE Bank Commissioner	17
Delaware Secretary	2
Derivative Contract	30
DGCL	2
DIF	14
DOL	24
Effective Time	2
Election	8
Election Deadline	9
Election Period	8
Enforceability Exceptions	16
Environmental Laws	31
ERISA	23
Exception Shares	3
Exchange Act	18
Exchange Agent	9
Exchange Fund	10
Exchange Ratio	4
FDIC	14
Federal Reserve Board	13
Financial Statements	42
First-Step Merger	1
First-Step Merger Certificate	2
First-Step Merger Surviving Corporation Certificate	6
Form of Election	8
GAAP	13
Governmental Entity	18
Holder	8
Integrated Mergers	1
Intellectual Property	33
IRS	23
knowledge of Parent	76
knowledge of the Company	76
Laws	27
Leased Real Property	32
Liens	16
Loan Participation	36
Loans	35
made available	76
Maryland Department	2
Material Adverse Effect	13
Materially Burdensome Regulatory Condition	56
MD OCFR	18
Merger Consideration	4

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Merger Sub	1
Merger Sub Bylaws	6
Merger Sub Certificate	6
MGCL	2
Multiemployer Plan	24
Multiple Employer Plan	25
NASDAQ	4
New Certificates	4
New Member	64
New Plans	61
Non-Election Shares	4
OCC	17
Old Certificate	4
ordinary course of business	76
Owned Real Property	32
Parent	1
Parent Bank	1
Parent Bylaws	6
Parent Certificate	6
Parent Common Stock	3
Parent Disclosure Schedule	38
Parent Equity Awards	39
Parent PTO Policy	61
Parent Regulatory Agreement	45
Parent Reports	44
Parent Restricted Stock Awards	39
Parent Share Closing Price	4
Parent Subsidiary	38
party	76
PBGC	24
Per Share Cash Consideration	4
Permitted Encumbrances	32
person	76
Piper Sandler	20
Premium Cap	63
Proxy Statement	18
PTO	61
Real Estate Leases	32
Representatives	65
Requisite Company Vote	16
Requisite Regulatory Approvals	56
Restrictive Covenant	26
Riegle-Neal Act	17
S-4	18
Sarbanes-Oxley Act	20
SEC	18

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Second-Step Merger	1
Second-Step Merger Certificates	2
Securities Act	27
Shortfall Number	8
Skadden	3
Stock Consideration	3
Stock Election	3
Stock Election Shares	3
Subsidiary	14
Superior Proposal	66
Support Agreements	2
Surviving Corporation	1
Systems Consultant	68
Systems Report	68
Takeover Statutes	35
Tax	22
Tax Return	23
Taxes	22
TBOD	1
TBOD Bank Merger	1
TBOD Bank Merger Agreement	1
Terminated Plans	61
Termination Date	72
Termination Fee	74
the date hereof	76
VA BFI	18
VPB	1
VPB Bank Merger	1
VPB Bank Merger Agreement	1

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of November 4, 2021 (this “Agreement”), is by and among OceanFirst Financial Corp., a Delaware corporation (“Parent”), Coastal Merger Sub Corp., a Maryland corporation and a direct wholly-owned Subsidiary of Parent (“Merger Sub”), and Partners Bancorp, a Maryland corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, the Boards of Directors of Parent and the Company have determined that it is in the best interests of their respective companies and their respective stockholders to consummate the strategic business combination transaction provided for herein, pursuant to which (i) Merger Sub will, subject to the terms and conditions set forth herein, merge with and into the Company (the “First-Step Merger”), so that the Company is the surviving corporation in the First-Step Merger and becomes a wholly-owned direct Subsidiary of Parent and (ii) immediately thereafter, the Company, as the surviving corporation in the First-Step Merger, will merge (the “Second-Step Merger”, and together with the First-Step Merger, the “Integrated Mergers”) with and into Parent, with Parent being the surviving corporation (hereinafter sometimes referred to in such capacity as the “Surviving Corporation”);

WHEREAS, immediately following the consummation of the Integrated Mergers, Bank of Delmarva, a Delaware chartered member bank and a wholly-owned direct Subsidiary of the Company (“TBOD”), will merge (the “TBOD Bank Merger”) with and into OceanFirst Bank N.A., a national banking association and a wholly-owned Subsidiary of Parent (“Parent Bank”), so that Parent Bank is the surviving entity in the TBOD Bank Merger and is a wholly-owned direct Subsidiary of Parent, pursuant to that certain Agreement and Plan of Merger, dated as of the date hereof, by and between Parent Bank and TBOD, and attached hereto as Exhibit A (the “TBOD Bank Merger Agreement”);

WHEREAS, immediately following the consummation of the TBOD Bank Merger, Virginia Partners Bank, a Virginia chartered member bank and a wholly-owned direct Subsidiary of the Company (“VPB”), will merge (the “VPB Bank Merger”, and together with the TBOD Bank Merger, the “Bank Mergers”) with and into Parent Bank, so that Parent Bank is the surviving entity in the VPB Bank Merger and is a wholly-owned direct Subsidiary of Parent, pursuant to that certain Agreement and Plan of Merger, dated as of the date hereof, by and between Parent Bank and VPB, and attached hereto as Exhibit B (the “VPB Bank Merger Agreement” and together with the TBOD Bank Merger Agreement, the “Bank Merger Agreements”);

WHEREAS, for U.S. federal income tax purposes, it is intended that the Integrated Mergers shall together be treated as a single integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be, and is adopted as, a plan of reorganization for purposes of Sections 354, 361 and 368 of the Code and within the meaning of Treasury Regulation section 1.368-2(g);

WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and an inducement for Parent to enter into this Agreement, all of the directors of the Company have entered into separate Voting and Support Agreements with Parent, substantially in the form attached hereto as Exhibit C (collectively, the “Support Agreements”) in connection with the First-Step Merger;

WHEREAS, concurrently with the execution and delivery of this Agreement, certain officers of the Company have entered into employment agreements with Parent, which agreements shall become effective as of the Effective Time of the First-Step Merger; and

WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Integrated Mergers and also to prescribe certain conditions precedent to the consummation of the Integrated Mergers.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

Article I

THE INTEGRATED MERGERS

1.1          The Integrated Mergers; Effective Time.

(a)            Subject to the terms and conditions herein, in accordance with the Maryland General Corporation Law (the “MGCL”), at the Effective Time, Merger Sub shall merge with and into the Company. The Company shall be the surviving corporation in the First-Step Merger, and shall continue its corporate existence under the laws of the State of Maryland. Upon consummation of the First-Step Merger, the separate corporate existence of Merger Sub shall terminate. On or before the Closing Date, Parent and the Company, respectively, shall cause to be filed articles of merger regarding the First-Step Merger with the Department of Assessments and Taxation of the State of Maryland (the “Maryland Department”) in accordance with the MGCL (the “First-Step Merger Certificate”). The First-Step Merger shall become effective as of the date and time specified in the First-Step Merger Certificate (such date and time, the “Effective Time”).

(b)            Immediately following the Effective Time, subject to the terms and conditions herein, in accordance with the Delaware General Corporation Law (the “DGCL”) and the MGCL, the Company, as the surviving corporation in the First-Step Merger, shall merge with and into Parent. Parent shall be the Surviving Corporation in the Second-Step Merger, and shall continue its corporate existence under the laws of the State of Delaware. Upon consummation of the Second-Step Merger, the separate corporate existence of the Company shall terminate. On or before the Closing Date, Parent and the Company shall cause to be filed a certificate of merger with the Secretary of State of the State of Delaware (the “Delaware Secretary”) and articles of merger with the Maryland Department, respectively, regarding the Second-Step Merger (together, the “Second-Step Merger Certificates”). The Second-Step Merger shall become effective as of the date and time specified in the Second-Step Merger Certificates.

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1.2          Closing. Subject to the terms and conditions herein, the closing of the Integrated Mergers (the “Closing”) will take place at 10:00 a.m., New York City time, at the offices of Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”), on the last business day of the first month in which the conditions set forth in Article VII hereof have been satisfied or, if permitted by Law, waived (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof), unless another date, time or place is agreed to in writing by Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

1.3          Effects of the Integrated Mergers. At and after the Effective Time, the First-Step Merger shall have the effects set forth in the applicable provisions of the MGCL. At and after the effective time of the Second-Step Merger, the Second-Step Merger shall have the effects set forth in the applicable provisions of the DGCL and the MGCL.

1.4          Effects of First-Step Merger on Merger Sub Common Stock. At and after the Effective Time, each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock of the Company.

1.5         Conversion of Company Common Stock in First-Step Merger. At the Effective Time, by virtue of the First-Step Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:

(a)            Subject to Section 2.4(e), each share of the common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) issued and outstanding immediately prior to the Effective Time, except for shares of Company Common Stock owned by the Company as treasury stock or otherwise owned by the Company or Parent or any Company Restricted Stock Awards (in each case, other than shares of Company Common Stock held in any Company Benefit Plans or related trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity or as a result of debts previously contracted) (collectively, the “Exception Shares”), shall be converted, in accordance with the procedures set forth in this Agreement, into the right to receive the following, without interest:

(i)            For each share of Company Common Stock with respect to which an election to receive cash (a “Cash Election”) has been effectively made and not revoked or deemed revoked pursuant to Section 2.4 (collectively, the “Cash Election Shares”), an amount in cash equal to the Per Share Cash Consideration (the “Cash Consideration”), subject to Section 2.1;

(ii)           For each share of Company Common Stock with respect to which an election to receive Parent Common Stock (a “Stock Election”) has been effectively made and not revoked or deemed revoked pursuant to Section 2.4 (collectively, the “Stock Election Shares”), a number of validly issued, fully paid and nonassessable shares of common stock, par value $0.01 per share, of Parent (such common stock, the “Parent Common Stock”) equal to the Exchange Ratio (the “Stock Consideration”); and

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(iii)          For each share of Company Common Stock (other than shares as to which a Cash Election or a Stock Election has been effectively made and not revoked pursuant to Section 2.4) (collectively, the “Non-Election Shares”), the right to receive the Cash Consideration or Stock Consideration as is determined in accordance with Section 2.1(b)(ii)(C).

(b)           For purposes hereof, the following terms shall have the following meanings:

(i)            The “Exchange Ratio” means 0.4512.

(ii)            The “Parent Share Closing Price” means the volume-weighted average trading price of Parent Common Stock on The Nasdaq Global Select Market (the “NASDAQ”) (as reported by The Wall Street Journal) for the five (5) full trading days ending on the last trading day preceding the Closing Date.

(iii)            The “Per Share Cash Consideration” means $10.00.

(iv)            The “Merger Consideration” means the Cash Consideration and/or Stock Consideration described in Section 1.5(a), as applicable.

(c)            Each share of Company Common Stock converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be canceled and shall cease to exist as of the Effective Time, and each certificate previously representing any such shares of Company Common Stock (each, an “Old Certificate”, it being understood that any reference herein to “Old Certificate” shall be deemed to include reference to book-entry account statements relating to the ownership of shares of Company Common Stock) shall thereafter represent only the right to receive (x) the Merger Consideration in accordance with, and subject to, this Section 1.5 and the other terms of this Article I, (y) cash in lieu of fractional shares that the shares of Company Common Stock represented by such Old Certificate have been converted into the right to receive pursuant to this Section 1.5 and Section 2.4(e), without any interest thereon, and (z) any dividends or distributions that the holder thereof has the right to receive pursuant to Section 2.4(b), in the case of each of the foregoing, subject to all applicable withholding of Tax in accordance with Section 2.5.

(d)            Old Certificates previously representing shares of Company Common Stock shall be exchanged for evidence of shares in book-entry form or, at Parent’s option, certificates (collectively, referred to herein as “New Certificates”), representing the Stock Consideration (together with any dividends or distributions with respect thereto and cash in lieu of fractional shares issued in consideration therefor) and the Cash Consideration, as applicable, upon the surrender of such Old Certificates in accordance with Section 2.4, without any interest thereon and subject to all applicable withholding of Tax in accordance with Section 2.5.

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(e)            If, prior to the Effective Time, the outstanding shares of Parent Common Stock or Company Common Stock shall have been changed into a different number or kind of shares or securities, in any such case as a result of a recapitalization, reclassification, stock dividend, stock split or reverse stock split, or there shall be any extraordinary dividend or distribution, an appropriate and proportionate adjustment shall be made to the Merger Consideration to give holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event.

1.6          Effects of Second-Step Merger on Parent and Company Common Stock. At the effective time of the Second-Step Merger, each share of (a) Parent Common Stock issued and outstanding immediately prior to such time shall remain issued and outstanding and shall not be affected by the Second-Step Merger and (b) common stock of the Company, as the surviving corporation in the First-Step Merger, issued and outstanding immediately prior to such time, shall be cancelled and shall cease to exist and no consideration shall be delivered in exchange therefor.

1.7          Treatment of Company Equity Awards.

(a)            At the Effective Time, each option granted by the Company to purchase shares of Company Common Stock under each of Partners Bancorp 2021 Incentive Stock Plan, Virginia Partners Bank 2015 Incentive Stock Option Plan, Delmar Bancorp 2014 Stock Plan, Virginia Partners Bank 2008 Incentive Stock Option Plan, Liberty Bell Bank 2004 Incentive Stock Option Plan and Liberty Bell Bank 2004 Non-Qualified Stock Option Plan (collectively, the “Company Equity Plans”) or otherwise, whether vested or unvested, that is outstanding and unexercised immediately prior to the Effective Time (a “Company Stock Option”) shall be canceled and extinguished at the Effective Time and automatically exchanged into the right to receive an amount of cash (without interest) equal to the product of (i) the aggregate number of shares of Company Common Stock issuable upon exercise of such Company Stock Option multiplied by (ii) the excess, if any, of (A) the Per Share Cash Consideration over (B) the per-share exercise price of such Company Stock Option, payable through the payroll of the Company or its Affiliates (less applicable Tax withholdings) as promptly as practicable following the Effective Time. The Company or Parent will be entitled to deduct and withhold such amounts as may be required to be deducted and withheld under the Code and any applicable state or local Tax laws as allowed under the Company Equity Plan and the applicable grant agreement.

(b)            At the Effective Time, each share of restricted Company Common Stock granted under the Company Equity Plans or otherwise that is outstanding and unvested as of the date hereof (a “Company Restricted Stock Award”) and that either (i) subsequently became vested in 2021 on an accelerated basis in connection with this Agreement and the transactions contemplated hereby, or (ii) is outstanding and unvested immediately prior to the Effective Time, shall be canceled and extinguished at the Effective Time and automatically exchanged into the right to receive an amount of cash (without interest) equal to the product of (y) the aggregate number of shares of Company Common Stock subject to such Company Restricted Stock Award multiplied by (z) the Per Share Cash Consideration, payable through the payroll of the Surviving Corporation or its Affiliates (less applicable Tax withholdings) as promptly as practicable following the Effective Time. The Surviving Corporation or its Affiliates shall be entitled to deduct and withhold such amounts as may be required to be deducted and withheld under the Code and any applicable state or local Tax laws as allowed under the Company Equity Plan and the applicable grant agreement. Company Restricted Stock Awards, together with Company Stock Options, are referred to collectively as the “Company Equity Awards”.

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(c)            At or prior to the Effective Time, the Company, the Board of Directors of the Company and its compensation committee, as applicable, shall adopt any resolutions and take any actions that are necessary, including obtaining any consents, to (i) effectuate the provisions of this Section 1.7, (ii) ensure that following the Effective Time, there are no obligations with respect to the Company Equity Awards other than as set forth in this Section 1.7 and (iii) for purposes of granting new Company Equity Awards, terminate the Company Equity Plan effective as of the Effective Time; provided that no action taken by the Company shall be required to be irrevocable until immediately prior to the Effective Time.

1.8          Certificate of Incorporation of the Surviving Corporation. At the Effective Time, the Amended and Restated Certificate of Incorporation of the Company (the “Company Certificate”), as in effect immediately prior to the Effective Time, shall be amended to conform to the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time (the “Merger Sub Certificate”), except the name of such surviving corporation set forth therein shall be “Partners Bancorp” as set forth in the form attached hereto as Exhibit D (the “First-Step Merger Surviving Corporation Certificate”), which shall thereafter be the certificate of incorporation of the surviving corporation in the First-Step Merger until thereafter amended in accordance with its terms and Law. At the effective time of the Second-Step Merger, the Certificate of Incorporation of Parent (the “Parent Certificate”), as in effect immediately prior to the effective time of the Second-Step Merger, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and Law.

1.9          Bylaws of the Surviving Corporation. At the Effective Time, the Bylaws of Merger Sub (the “Merger Sub Bylaws”), as in effect immediately prior to the Effective Time, shall be the Bylaws of the Company until thereafter amended in accordance with their terms and Law. At the effective time of the Second-Step Merger, the Bylaws of Parent (the “Parent Bylaws”), as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with their terms and Law.

1.10        Directors; Officers. At and immediately after the Effective Time, the directors and officers of the Company shall consist of the directors and officers of Merger Sub in office immediately prior to the Effective Time until their respective successors are duly elected or appointed and qualified. Subject to Section 6.12, the directors and officers of the Surviving Corporation in the Second-Step Merger shall be the directors and officers of Parent in office immediately prior to the effective time of the Second-Step Merger.

1.11        Tax Consequences. For U.S. federal income tax purposes, (a) the parties intend that (i) the Integrated Mergers shall together be treated as a single integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and (ii) Parent, Merger Sub and the Company shall each be a party to such reorganization within the meaning of Section 368(b) of the Code, and (b) this Agreement is intended to be, and is hereby adopted as, a “plan of reorganization” for purposes of Sections 354, 361 and 368 of the Code and within the meaning of Treasury Regulation Section 1.368-2(g).

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1.12        Bank Mergers. Immediately following the consummation of the Integrated Mergers, Parent Bank, TBOD and VPB will consummate the Bank Mergers under which (i) TBOD will merge with and into Parent Bank pursuant to the TBOD Bank Merger Agreement and (ii) immediately thereafter, VPB will merge with and into Parent Bank pursuant to the VPB Bank Merger Agreement. Parent Bank shall be the surviving bank in each of the Bank Mergers and, following the applicable Bank Merger, the separate corporate existence of each of TBOD and VPB shall cease. The TBOD Bank Merger shall become effective immediately after the effective time of the Second-Step Merger and the VPB Bank Merger shall become effective immediately after the effective time of the TBOD Bank Merger. Prior to the Effective Time, the Company shall cause each of TBOD and VPB, and Parent shall cause Parent Bank, to execute such certificates of merger and such other documents and certificates as are necessary, required or desirable to make the Bank Mergers effective (the “Bank Merger Certificates”) at the times specified in the foregoing sentence.

Article II

EXCHANGE OF SHARES

2.1          Proration.

(a)            Notwithstanding any other provision herein, the maximum number of shares of Company Common Stock to be entitled to receive the Cash Consideration pursuant to Section 1.5(a) shall be equal to the product of (A) the total number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (excluding the shares of Company Common Stock to be cancelled as provided in Section 1.5(d)) multiplied by (B) forty percent (40%) (rounded down to the nearest whole number) (the “Cash Conversion Number”).

(b)            Promptly (and in any event no later than five (5) business days) after the Effective Time, Parent shall cause the Exchange Agent to effect the allocation among holders of Company Common Stock of rights to receive the Cash Consideration and the Stock Consideration as follows:

(i)       If the aggregate number of shares of Company Common Stock with respect to which Cash Elections shall have been made (the “Cash Election Number”) exceeds the Cash Conversion Number, then (A) all Stock Election Shares and Non-Election Shares shall be converted into the right to receive the Stock Consideration and (B) all Cash Election Shares of each holder thereof will be converted into the right to receive the Cash Consideration in respect of that number of Cash Election Shares equal to the product of (x) the number of Cash Election Shares held by such holder multiplied by (y) a fraction, (I) the numerator of which is the Cash Conversion Number and (II) the denominator of which is the Cash Election Number (with the Exchange Agent to determine, consistent with Section 2.1(a), whether fractions of Cash Election Shares shall be rounded up or down), with the remaining number of such holder’s Cash Election Shares being converted into the right to receive the Stock Consideration; and

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(ii)     If the Cash Election Number is less than the Cash Conversion Number (the amount by which the Cash Conversion Number exceeds the Cash Election Number being referred to herein as the “Shortfall Number”), then (A) all Cash Election Shares shall be converted into the right to receive the Cash Consideration, (B) all Stock Election Shares shall be converted into the right to receive the Stock Consideration and (C) all Non-Election Shares shall be treated in the following manner:

(1)            If the Shortfall Number is less than or equal to the number of Non-Election Shares, then all Non-Election Shares shall be converted into the right to receive the Cash Consideration in respect of that number of Non-Election Shares equal to the product of (I) the number of Non-Election Shares held by such holder multiplied by (II) a fraction, (x) the numerator of which is the Shortfall Number and (y) the denominator of which is the total number of Non-Election Shares (with the Exchange Agent to determine, consistent with Section 2.1(a), whether fractions of Non-Election Shares shall be rounded up or down), with the remaining number of such holder’s Non-Election Shares being converted into the right to receive the Stock Consideration; or

(2)            If the Shortfall Number exceeds the number of Non-Election Shares, then all Non-Election Shares shall be converted into the right to receive the Cash Consideration.

2.2          Election Procedures.

(a)            Each holder of record of shares of Company Common Stock to be converted into the right to receive the Merger Consideration in accordance with, and subject to, Section 2.1 (a “Holder”) shall have the right, subject to the limitations set forth in this Section 2.2, to submit an election in accordance with the following procedures.

(b)            Each Holder may specify in a request made in accordance with the provisions of this Section 2.2 (herein called an “Election”) the number of shares of Company Common Stock owned by such Holder with respect to which such Holder desires to make (i) a Stock Election and (ii) a Cash Election.

(c)            Parent shall prepare a form reasonably acceptable to the Company, including appropriate and customary transmittal materials in such form as prepared by Parent and reasonably acceptable to the Company (the “Form of Election”), so as to permit Holders to exercise their right to make an Election.

(d)            Parent shall (i) initially make available and mail the Form of Election not less than twenty (20) business days prior to the anticipated Election Deadline to Holders of record as of the business day prior to such mailing date, and (ii) following such mailing date, use all reasonable efforts to make available as promptly as possible a Form of Election to any stockholder who requests such Form of Election prior to the Election Deadline. The time period between such mailing date and the Election Deadline is referred to herein as the “Election Period”.

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(e)            Any Election shall have been made properly only if the Exchange Agent shall have received, during the Election Period, a Form of Election properly completed and signed (including duly executed transmittal materials included in the Form of Election) and accompanied by any Old Certificates representing all certificated shares to which such Form of Election relates or by an appropriate customary guarantee of delivery of such Old Certificates, as set forth in such Form of Election, from a member of any registered national securities exchange or a commercial bank or trust company in the United States. As used herein, unless otherwise agreed in advance by the parties, “Election Deadline” means 5:00 p.m. local time (in the city in which the principal office of the Exchange Agent is located) on the date which the parties shall agree is as near as practicable to two (2) business days preceding the Closing Date. The Company and Parent shall cooperate to issue a press release reasonably satisfactory to each of them announcing the date of the Election Deadline not more than fifteen (15) business days before, and at least five (5) business days prior to, the Election Deadline.

(f)            Any Holder may, at any time during the Election Period, change or revoke such Holder’s Election by written notice to the Exchange Agent prior to the Election Deadline accompanied by a properly completed and signed revised Form of Election. If any Election is not properly made with respect to any shares of Company Common Stock (none of Parent, the Company nor the Exchange Agent being under any duty to notify any Holder of any such defect), such Election shall be deemed to be not in effect, and the shares of Company Common Stock covered by such Election shall, for purposes hereof, be deemed to be Non-Election Shares, unless a proper Election is thereafter timely made.

(g)            Any Holder may, at any time during the Election Period, revoke his or her Election by written notice received by the Exchange Agent prior to the Election Deadline or by withdrawal prior to the Election Deadline of his or her Old Certificates, or of the guarantee of delivery of such Old Certificates, previously deposited with the Exchange Agent. All Elections shall be automatically deemed revoked upon receipt by the Exchange Agent of written notification from the parties that this Agreement has been terminated in accordance with the terms hereof.

(h)            Subject to the terms herein and the Form of Election, Parent, in the exercise of its reasonable, good faith discretion, shall have the right to make all determinations, not inconsistent with the terms herein, governing the (i) validity of the Forms of Election and compliance by any Holder with the Election procedures set forth herein, (ii) method of issuance and delivery of New Certificates representing the whole number of shares of Parent Common Stock into which shares of Company Common Stock are converted in the First-Step Merger and (iii) method of payment of cash for shares of Company Common Stock converted into the right to receive the Cash Consideration and cash in lieu of fractional shares of Parent Common Stock.

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2.3          Parent to Make Merger Consideration Available. At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with a bank or trust company designated by Parent and reasonably acceptable to the Company (the “Exchange Agent”), for the benefit of the holders of Old Certificates, for exchange in accordance with this Article II, (a) New Certificates representing the aggregate Stock Consideration to be issued pursuant to Section 1.5 and exchanged pursuant to Section 2.4(a) and (b) cash in an amount sufficient to pay (i) the aggregate Cash Consideration payable to holders of Company Common Stock and (ii) cash in lieu of any fractional shares of Parent Common Stock (such cash and New Certificates described in the foregoing clauses (a) and (b), together with any dividends or distributions with respect thereto (after giving effect to Section 6.11), being hereinafter referred to as the “Exchange Fund”). The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent; provided that no such investment income or losses thereon shall affect the amount of Merger Consideration payable to the holders of Old Certificates. Any interest and other income resulting from such investments shall be solely for the benefit of and paid to Parent.

2.4          Exchange of Shares.

(a)            As promptly as practicable after the Effective Time, but in no event later than five (5) business days thereafter, Parent shall cause the Exchange Agent to mail to each holder of record of one or more Old Certificates representing shares of Company Common Stock immediately prior to the Effective Time that have been converted at the Effective Time into the right to receive the Merger Consideration pursuant to Article I, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Old Certificates shall pass, only upon proper delivery of the Old Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Old Certificates in exchange for the Merger Consideration that such holder shall have become entitled to receive in accordance with, and subject to, Section 1.5, and any cash in lieu of fractional shares that the shares of Company Common Stock represented by such Old Certificate shall have been converted into the right to receive pursuant to this Agreement as well as any dividends or distributions to be paid pursuant to Section 2.4(b), in the case of each of the foregoing, subject to all applicable withholding of Tax in accordance with Section 2.5. From and after the Effective Time, upon proper surrender of an Old Certificate for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal duly executed, the holder of such Old Certificate shall be entitled to receive in exchange therefor, as applicable, (i) a New Certificate representing the Stock Consideration that such holder of Company Common Stock shall have become entitled to receive in accordance with, and subject to, Section 1.5, and (ii) a check representing the amount of any (1) Cash Consideration that the holder thereof has the right to receive in respect of the surrendered Old Certificate in accordance with, and subject to, Section 1.5, (2) cash in lieu of fractional shares which such holder has the right to receive in respect of the surrendered Old Certificate pursuant to Section 2.4(e) and (3) dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.4(b), and the Old Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrue on the Cash Consideration, any cash in lieu of fractional shares payable to holders of Old Certificates or any dividends payable under Section 2.4(b). Until each Old Certificate is surrendered as contemplated by this Section 2.4, such Old Certificate shall be deemed at all times after the Effective Time to represent only the right to receive, upon surrender, the Merger Consideration (together with any dividends or distributions with respect thereto and cash in lieu of fractional shares issued in consideration therefor), subject to all applicable withholding of Tax in accordance with Section 2.5.

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(b)            No dividends or other distributions declared with respect to Parent Common Stock with a record date after the Effective Time shall be paid to any holder of any unsurrendered Old Certificate until the holder thereof shall surrender such Old Certificate in accordance with this Article II. After the surrender of an Old Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions having a record date after the Effective Time, without any interest thereon, which, following the Effective Time and prior to the time such Old Certificate is so surrendered, had become payable with respect to the Stock Consideration that the shares of Company Common Stock represented by such Old Certificate have been converted into the right to receive (after giving effect to Section 6.11). Any Old Certificate that is submitted to the Exchange Agent with a Form of Election, together with such properly completed letter of transmittal duly executed, that was accepted by the Exchange Agent shall be deemed to have been properly submitted to the Exchange Agent for purposes of this Section 2.4.

(c)            If any New Certificate representing shares of Parent Common Stock is to be issued in a name other than that in which the Old Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Old Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other similar Taxes required by reason of the issuance of a New Certificate representing shares of Parent Common Stock in any name other than that of the registered holder of the Old Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d)            After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Old Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be canceled and exchanged for the Merger Consideration (together with any dividends or distributions payable with respect thereto in accordance with Section 2.4(b), subject to all applicable withholding of Tax in accordance with Section 2.5, and cash in lieu of fractional shares issued in consideration therefor in accordance with Section 2.4(e), that the holder presenting such Old Certificates is entitled to, as provided in this Article II.

(e)            Notwithstanding anything to the contrary contained herein, no New Certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Old Certificates, no dividend or distribution with respect to Parent Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. In lieu of the issuance of any such fractional share, Parent shall, following the Effective Time, pay to each former stockholder of the Company who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the Parent Share Closing Price by (ii) the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of Parent Common Stock that such holder would otherwise be entitled to receive pursuant to Section 1.5.

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(f)            Any portion of the Exchange Fund that remains unclaimed by the stockholders of the Company for one (1) year after the Effective Time shall be paid to Parent. Any former stockholders of the Company who have not theretofore complied with this Article II shall thereafter look only to Parent for payment of the Merger Consideration (together with any dividends or distributions payable with respect thereto in accordance with Section 2.4(b) and cash in lieu of fractional shares issued in consideration therefor in accordance with Section 2.4(e)) in respect of each former share of Company Common Stock such stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Parent, the Company, the Surviving Corporation, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(g)            In the event any Old Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Old Certificate to be lost, stolen or destroyed and, if required by the Exchange Agent, the posting by such person of a bond in such amount as the Exchange Agent may reasonably require, the Exchange Agent or Parent, as applicable, will issue in exchange for such lost, stolen or destroyed Old Certificate the Merger Consideration (together with any dividends or distributions with respect thereto and any cash in lieu of fractional shares issued in consideration therefor) in respect thereof pursuant to this Agreement.

2.5          Tax Withholdings. Notwithstanding anything to the contrary herein, each of Parent and Merger Sub shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from the Merger Consideration, any cash in lieu of fractional shares of Parent Common Stock, cash dividends or distributions payable pursuant to Section 2.4 or any other amounts otherwise payable pursuant to this Agreement to any person such amounts as it determines it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld by Parent, Merger Sub or the Exchange Agent, as the case may be, and paid over to the appropriate Governmental Entity, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which the deduction and withholding was made by Parent, Merger Sub or the Exchange Agent, as the case may be.

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Article III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as disclosed in the disclosure schedule delivered by the Company to Parent concurrently herewith (the “Company Disclosure Schedule”); provided that (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in the Company Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by the Company that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect on the Company and (iii) any disclosures made in the Company Disclosure Schedule with respect to a section of this Article III shall be deemed to qualify any other section of this Article III (A) specifically referenced or cross-referenced in such disclosure or (B) to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross-reference) from a reading of the disclosure, that such disclosure applies to such other section of this Article III or (b) as disclosed in any Company Reports publicly filed by the Company since December 31, 2020, and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), the Company hereby represents and warrants to Parent as follows:

3.1          Corporate Organization.

(a)            The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland, and is a bank holding company duly registered with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) as a bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). The Company has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. The Company is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

(b)            For purposes hereof, the following terms shall have the following meanings:

(i)            “Material Adverse Effect” means, with respect to Parent, the Company or the Surviving Corporation, as the case may be, a material adverse effect on (i) the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries, taken as a whole (provided, however, that, with respect to this clause (i), Material Adverse Effect shall not be deemed to include the impacts of (A) changes, after the date hereof, in U.S. generally accepted accounting principles (“GAAP”) or applicable regulatory accounting requirements, (B) changes, after the date hereof, in laws, rules or regulations of general applicability to companies in the industries in which such party and its Subsidiaries operate, or interpretations thereof by Governmental Entities, (C) changes, after the date hereof, in global, national or regional political conditions (including the outbreak of war or acts of terrorism or other disasters, epidemics or pandemics (including COVID-19), including the material worsening of such conditions threatened or existing as of the date of this Agreement, or in economic or market conditions affecting the financial services industry generally, including changes in prevailing interest rates, and not specifically relating to such party or its Subsidiaries or any COVID-19 Measures, (D) public disclosure of the transactions contemplated hereby or actions expressly required by this Agreement, including its effects on customers, vendors, suppliers and other third parties doing business with such party or its Subsidiaries (provided that the foregoing in this subclause (D) shall not apply to any representations or warranties that, by their terms, address the consequences arising out of the execution and delivery of this Agreement or the consummation of the transactions contemplated thereby), or actions or omissions that are taken with the prior written consent of the other party in contemplation of the transactions contemplated hereby, or (E) a decline, in and of itself, in the trading price of a party’s common stock or the failure, in and of itself, to meet earnings projections or other internal financial forecasts, in each case, but not including the underlying causes or contributing factors thereof to the extent such causes or contributing factors are not otherwise excluded by subclauses (A) through (D); except, with respect to subclauses (A), (B) or (C), to the extent that the impacts of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate) or (ii) the ability of such party to timely consummate the transactions contemplated hereby.

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(ii)           “COVID-19 Measures” mean any quarantine, “shelter in place,” “stay at home,” workforce reduction, facility capacity limitation, social distancing, shut down, closure, sequester, safety or similar Law, directive, guidelines or recommendations promulgated by any Governmental Entity, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the CARES Act.

(iii)          “CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136) and any administrative or other guidance published with respect thereto by any Governmental Entity, or any other Law or executive order or executive memo (including the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, dated August 8, 2020) intended to address the consequences of SARS-CoV-2.

(iv)          “Subsidiary”, when used with respect to any person, means any corporation, partnership, limited liability company, bank or other organization, whether incorporated or unincorporated, or person of which (x) such first person directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions or (y) such first person is or directly or indirectly has the power to appoint a general partner, manager or managing member or others performing similar functions.

(c)            True, correct and complete copies of the Company Certificate and the Amended and Restated Bylaws of the Company (the “Company Bylaws”), including all amendments thereto, as in effect as of the date hereof, have previously been made available by the Company to Parent.

(d)            TBOD is a Delaware state chartered member bank, validly existing and in good standing under the laws of the State of Delaware. The deposits of TBOD are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund (the “DIF”) to the fullest extent permitted by Law, all premiums and assessments required to be paid in connection therewith have been paid when due and no proceedings for the termination of such insurance are pending or threatened.

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(e)            VPB is a Virginia state charted member bank duly organized, validly existing and in good standing under the laws of the State of Virginia. The deposits of VPB are insured by the FDIC through the DIF to the fullest extent permitted by Law, all premiums and assessments required to be paid in connection therewith have been paid when due and no proceedings for the termination of such insurance are pending or threatened.

(f)             Each Subsidiary of the Company (each, a “Company Subsidiary”), (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and, where such concept is recognized under Law, is in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except where the failure to be so qualified or in good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company and (iii) has all requisite company, partnership or corporate (as applicable) power and authority to own or lease its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of any Company Subsidiary to pay dividends or distributions except, in the case of a Company Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities. Other than TBOD, VPB and those Subsidiaries set forth in Section 3.1(f) of the Company Disclosure Schedule, there are no Company Subsidiaries.

3.2         Capitalization.

(a)            The authorized capital stock of the Company consists of 39,990,549 shares of Company Common Stock, 9,000 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A of the Company (“Company Series A Preferred Stock”) and 451 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series B of the Company (“Company Series B Preferred Stock”). As of the date hereof, there are (i) 17,883,472 shares of Company Common Stock issued and outstanding, (ii) no shares of Company Common Stock held in treasury, (iii) 194,233 shares of Company Common Stock reserved for issuance upon the exercise of the outstanding Company Stock Options, (iv) 156,824 shares of Company Common Stock outstanding in respect of Company Restricted Stock Awards and no shares of Company Common Stock reserved for issuance upon the settlement of outstanding restricted stock units, (v) no preferred shares of Company Series A Preferred Stock outstanding, (vi) no preferred shares of Company Series B Preferred Stock outstanding and (vii) no other shares of capital stock or other equity securities of the Company issued, reserved for issuance or outstanding. All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of any preemptive rights, with no personal liability attaching to the ownership thereof. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which stockholders of the Company may vote. Other than the Company Equity Awards, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating the Company to issue, transfer, sell, purchase, redeem or otherwise acquire, any such securities. There are no voting trusts, shareholder agreements, proxies or other agreements in effect with respect to the voting or transfer of Company Common Stock or other equity interests of the Company, other than the Support Agreements. Section 3.2(a)(i) of the Company Disclosure Schedule sets forth a true, correct and complete list of all the Company Equity Awards issued and outstanding under each Company Equity Plan specifying, on a holder-by-holder basis, the (A) name of each holder, (B) number of shares subject to each such Company Equity Award, (C) grant date of each such Company Equity Award, (D) vesting schedule for each such Company Equity Award, (E) exercise price for each such Company Equity Award that is a Company Stock Option, and (F) expiration date for each such Company Equity Award that is a Company Stock Option. Other than the Company Equity Awards, no equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of the Company or any of its Subsidiaries) are outstanding.

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(b)            The Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the Company Subsidiaries, free and clear of any liens, pledges, charges, encumbrances and security interests whatsoever (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Company Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

3.3          Authority; No Violation.

(a)            The Company has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including the Integrated Mergers and the Bank Mergers, have, prior to the date hereof, been duly, validly and approved by the Board of Directors of the Company. The Board of Directors of the Company has (i) determined that the Integrated Mergers, on the terms and conditions set forth in this Agreement, are advisable, fair to and in the best interests of the Company and its stockholders, (ii) approved this Agreement, (iii) directed that this Agreement and the transactions contemplated hereby be submitted to the Company’s stockholders for approval at a duly called and convened meeting of such stockholders, (iv) recommended that the stockholders of the Company approve this Agreement and the transactions contemplated hereby and (v) approved a resolution to the foregoing effect. Except for the approval of this Agreement by the affirmative vote of the holders of at least a two-thirds of all of the votes entitled to be cast at the Company Meeting by the holders of shares entitled to vote thereon (the “Requisite Company Vote”), no other corporate proceedings or approvals on the part of the Company are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by Parent) constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except in all cases as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws affecting the enforcement of rights of creditors generally and the availability of equitable remedies (the “Enforceability Exceptions”)).

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(b)            Neither the execution and delivery of this Agreement by the Company, nor the consummation of the transactions contemplated hereby, including the Integrated Mergers and the Bank Mergers, nor compliance by the Company with each of the terms and provisions hereof will (i) violate any provision of the Company Certificate or the Company Bylaws or any governing or organizational document of any Company Subsidiary or (ii) assuming that the consents and approvals referred to in Section 3.4 are duly obtained, (x) violate any Law applicable to the Company or any of its Subsidiaries or any of their respective properties or assets or (y) except as set forth in Section 3.3(b)(ii)(y) of the Company Disclosure Schedule, violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any contract, note, bond, mortgage, indenture, deed of trust, license, lease, agreement, arrangement or other instrument or obligation to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of this clause (y)) for such violations, conflicts, breaches or defaults which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

(c)            The Board of Directors of TBOD has approved the TBOD Bank Merger Agreement. The Company, as the sole stockholder of TBOD, has approved the TBOD Bank Merger Agreement, and the TBOD Bank Merger Agreement has been duly executed by TBOD and (assuming due authorization, execution and delivery by Parent Bank) constitutes a valid and binding obligation of TBOD, enforceable against TBOD in accordance with its terms (except in all cases as may be limited by the Enforceability Exceptions).

(d)            The Board of Directors of VPB has approved the VPB Bank Merger Agreement. The Company, as the sole shareholder of VPB, has approved the VPB Bank Merger Agreement, and the VPB Bank Merger Agreement has been duly executed by VPB and (assuming due authorization, execution and delivery by Parent Bank) constitutes a valid and binding obligation of VPB, enforceable against VPB in accordance with its terms (except in all cases as may be limited by the Enforceability Exceptions).

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3.4          Consents and Approvals. Except for (a) the filing of applications, filings, certificates and notices, as applicable, with the NASDAQ and the approval of the listing on the NASDAQ of the shares of Parent Common Stock to be issued as the Stock Consideration pursuant to this Agreement, (b) the filing of applications, filings, certificates and notices, as applicable, with the Federal Reserve Board under the BHC Act and approval or waiver of such applications, filings and notices, (c) the filing of applications, filings, certificates and notices, as applicable, with the Office of the Comptroller of the Currency (the “OCC”) in connection with the Bank Mergers, including filing of the notice of consummation with the OCC pursuant to the National Bank Act, and approval of such applications, filings and notices, (d) the filing of applications, filings and notices, as applicable, with (i) the Delaware Office of the State Bank Commissioner (the “DE Bank Commissioner”) under the Riegle-Neal Interstate Banking and Branching Efficiency Act (the “Riegle-Neal Act”) and such other banking Laws as may be required in connection with the TBOD Bank Merger, and approval of such applications, filings and notices, (ii) the Virginia Bureau of Financial Institutions (the “VA BFI”) under the Riegle-Neal Act and such other banking Laws as may be required in connection with the VPB Bank Merger, and approval of such applications, filings and notices, and (iii) the Maryland Office of the Commissioner of Financial Regulation (the “MD OCFR”) under the Maryland Financial Institutions Code section 5-903(c) and such other banking Laws as may be required in connection with the transactions contemplated hereby, and approval of such applications, filings and notices, (e) the filing with the Securities and Exchange Commission (the “SEC”) of (i) any filings that are necessary under applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and (ii) the registration statement on Form S-4 in which both the proxy statement relating to the meeting of the Company’s stockholders to be held in connection with this Agreement and the transactions contemplated hereby (including any amendment or supplement thereto, the “Proxy Statement”) and a prospectus relating to the shares of Parent Common Stock to be issued in the First-Step Merger will be included, to be filed with the SEC by Parent in connection with the transactions contemplated by this Agreement (the “S-4”) and declaration of effectiveness of the S-4, (f) the filing of the First-Step Merger Certificate with the Maryland Department pursuant to the MGCL, (g) the filing of the Second-Step Merger Certificates with the Delaware Secretary and the Maryland Department in accordance with the DGCL and the MGCL, respectively, (h) the filing of the Bank Merger Certificates and (i) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of shares of Parent Common Stock pursuant to this Agreement, no consents or approvals of or filings or registrations with any court, administrative agency or commission, regulatory agency or other federal, state or foreign governmental authority or instrumentality or any self-regulatory organization (each, a “Governmental Entity”) or any other third party are necessary in connection with (A) the execution and delivery by the Company of this Agreement, (B) the consummation by the Company of the Integrated Mergers and the other transactions contemplated hereby, (C) the execution and delivery by each of TBOD and VPB of the TBOD Bank Merger Agreement and VPB Bank Merger Agreement, respectively or (D) the consummation by each of the TBOD and VPB of the TBOD Bank Merger and VPB Bank Merger, respectively.

3.5            Reports. The Company and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2018 with any Governmental Entity, and have paid in full all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. Except as set forth in Section 3.5 of the Company Disclosure Schedule, (i) other than normal examinations and inspections in the ordinary course, no Governmental Entity has initiated or has pending any proceeding or, to the knowledge of the Company, investigation into the business or operations of the Company or any of its Subsidiaries since January 1, 2018, except where such proceedings or investigation would not reasonably be expected to be, either individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, (ii) there is no unresolved violation, criticism or exception by any Governmental Entity of the Company or any of its Subsidiaries that would reasonably be expected to be, either individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, and (iii) there has been no formal or informal inquiries by, or disagreements or disputes with, any Governmental Entity with respect to the business, operations, policies or procedures of the Company or any of its Subsidiaries since January 1, 2018, in each case, which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company.

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3.6          Financial Statements.

(a)            The financial statements of the Company and its Subsidiaries included (or incorporated by reference) in the Company Reports (including the related notes, where applicable) (i) have been prepared from and are in accordance with, the books and records of the Company and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of the Company and its Subsidiaries for the respective fiscal periods and as of the respective dates therein set forth (subject in the case of the unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and (iv) were prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of the Company and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Yount, Hyde & Barbour, P.C., the Company’s independent auditor, has not resigned (or informed the Company that it intends to resign) or been dismissed as independent public accountants of the Company as a result of or in connection with any disagreements with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)            Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company, neither the Company nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of the Company included in its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2021 (including any notes thereto) and for liabilities incurred in the ordinary course of business since June 30, 2021, or in connection with this Agreement and the transactions contemplated hereby.

(c)            The records, systems, controls, data and information of the Company and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Company or its Subsidiaries or their accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on the Company. The Company (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) under the Exchange Act) to ensure that material information relating to the Company, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of the Company by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s outside auditors and the audit committee of the Company’s Board of Directors any (i) significant deficiencies and material weaknesses (each as defined in Public Company Accounting Oversight Board Auditing Standard 2) in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information, and (ii) fraud, whether or not material, that involves directors, management or other employees who have a significant role in the Company’s internal controls over financial reporting. These disclosures were made in writing by management to the Company’s auditors and audit committee and a copy has previously been made available to Parent. As of the date hereof, there is no reason to believe that the Company’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

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(d)            Since January 1, 2018, (i) neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any director, officer, auditor, accountant or representative of the Company or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Board of Directors of the Company or any committee thereof or, to the knowledge of the Company, to any director or officer of the Company.

(e)            Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company, the Company has complied with all requirements of the CARES Act and the Paycheck Protection Program administered by the Small Business Administration, including applicable guidance, in connection with its participation in the Paycheck Protection Program.

3.7          Broker’s Fees. With the exception of the engagement of Piper Sandler & Co. (“Piper Sandler”), neither the Company nor any of its Subsidiaries nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Integrated Mergers or the other transactions contemplated by this Agreement. The Company has disclosed to Parent as of the date hereof the aggregate fees provided for in connection with the engagement by the Company of Piper Sandler related to the Integrated Mergers and the other transactions contemplated hereby.

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3.8            Absence of Certain Changes or Events. Since December 31, 2020:

(a)            No event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company.

(b)            Except with respect to (i) matters set forth in Section 3.8(b) of the Company Disclosure Schedule and (ii) the transactions contemplated hereby, the Company and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business.

(c)            Except with respect to matters set forth in Section 3.8(c) of the Company Disclosure Schedule, neither the Company nor its Subsidiaries have taken any action or failed to take any action that would have resulted in a breach of Section 5.2 had such act or omission occurred during the period from the date hereof to the Effective Time or the earlier termination of this Agreement in accordance with its terms.

3.9            Legal Proceedings.

(a)            Except as set forth in Section 3.9(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any, and there are no pending or, to the knowledge of the Company, threatened, actions, arbitrations, audits, hearings, investigations, inquiries, litigations, suits, disputes, proceedings, subpoenas or summons issued, commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or arbitrator (collectively, “Actions”) (i) of any material nature against the Company or any of its Subsidiaries or any of their current or former directors or executive officers or (ii) challenging the validity or propriety of the transactions contemplated by this Agreement.

(b)            There is no injunction, order, judgment, decree or regulatory restriction imposed upon the Company, any of its Subsidiaries or the assets, rights or properties of the Company or any of its Subsidiaries (or that, upon consummation of the Integrated Mergers, would apply to the Surviving Corporation or any of its affiliates), that would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

3.10            Taxes and Tax Returns.

(a)            Each of the Company and its Subsidiaries has duly and timely filed or caused to be filed (giving effect to all applicable extensions) all material Tax Returns required to be filed by any of them, and all such Tax Returns are true, correct, and complete in all material respects.

(b)            All material Taxes of the Company and its Subsidiaries that are due have been fully and timely paid or adequate reserves therefor have been made on the financial statements of the Company and its Subsidiaries included (or incorporated by reference) in the Company Reports (including the related notes, where applicable). Each of the Company and its Subsidiaries has withheld and paid to the relevant Governmental Entity on a timely basis all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any person.

(c)            No claim has been made in writing by any Governmental Entity in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or such subsidiary is or may be subject to taxation by that jurisdiction.

(d)            There are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries other than Liens for Taxes not yet due and payable.

(e)            Neither the Company nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any material amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits, examinations, investigations, or other proceedings regarding any material Tax of the Company and its Subsidiaries or the assets of the Company and its Subsidiaries which have not been paid, settled or withdrawn or for which adequate reserves have not been established.

(f)            Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable year (or portion thereof) ending after the Closing Date as a result of any (i) intercompany transaction or excess loss account described in Treasury regulations promulgated under Section 1502 of the Code (or any corresponding or similar provision of state, local, or non- U.S. Tax law), (ii) installment sale or open transaction made on or prior to the Closing Date or (iii) prepaid amount received on or prior to the Closing Date.

(g)            Neither the Company nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among the Company and its Subsidiaries). Neither the Company nor any of its Subsidiaries has (i) been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group of which the Company was the common parent) or (ii) any liability for the Taxes of any person (other than the Company or any of its Subsidiaries) arising from the application of Treasury regulation Section 1.1502-6, or any similar provision of state, local or foreign law, as a transferee or successor, by contract or otherwise.

(h)            Neither the Company nor any of its Subsidiaries has distributed stock to another person, or has had its stock distributed by another person during the two-year period ending on the date hereof that was intended to be governed in whole or in part by Section 355 of the Code.

(i)            Neither the Company nor any of its Subsidiaries has engaged in any “reportable transaction” within the meaning of Treasury Regulation section 1.6011-4(b)(1).

(j)            As used in this Agreement, the term “Tax” or “Taxes” means all U.S. federal, state and local, and foreign taxes, fees assessments or other charges of a similar nature (whether imposed directly or through withholding), including any interest, additions to tax or penalties related thereto.

(k)            As used in this Agreement, the term “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.

(l)            Neither the Company nor any of its Subsidiaries has (i) deferred, extended or delayed the payment of the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act or any “applicable taxes” under IRS Notice 2020-65, (ii) claimed any Tax credits under Sections 7001 through 7005 of the Families First Coronavirus Response Act (Public Law 116-127) and Section 2301 of the CARES Act, or (iii) sought, nor intends to seek, a covered loan under paragraph (36) of Section 7(a) of the Small Business Act (15 U.S.C. 636(a)), as added by Section 1102 of the CARES Act.

3.11            Employees.

(a)            Section 3.11(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of all Company Benefit Plans. For purposes hereof, “Company Benefit Plans” mean all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA, whether funded or unfunded, and all other material pension, benefit, retirement, bonus, stock option, stock purchase, restricted stock, restricted stock unit, stock-based, performance award, phantom equity, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, retention, employment, consulting, termination, change in control, salary continuation, accrued leave, sick leave, vacation, paid time off, health, medical, disability, life, accidental death and dismemberment, insurance, welfare, fringe benefit and other similar plans, programs, policies, practices or arrangements or other contracts or agreements (and any amendments thereto) to or with respect to which the Company or any Subsidiary or any trade or business of the Company or any of its Subsidiaries, whether or not incorporated, all of which together with the Company would be deemed a “single employer” within the meaning of Section 4001 of ERISA (a “Company ERISA Affiliate”), is a party or has any current or future obligation or that are sponsored, maintained, contributed to or required to be contributed to by the Company or any of its Subsidiaries or any Company ERISA Affiliate for the benefit of any current or former employee, officer, director, consultant or independent contractor (or any spouse or dependent of such individual) of the Company or any of its Subsidiaries or any Company ERISA Affiliate.

(b)            The Company has made available to Parent true, correct and complete copies of the following documents with respect to each of the Company Benefit Plans, to the extent applicable, (i) all plans and trust agreements, (ii) all summary plan descriptions, amendments, modifications or material supplements to any Company Benefit Plan, (iii) where any Company Benefit Plan has not been reduced to writing, a written summary of all the material plan terms, (iv) the annual report (Form 5500), if any, filed with the Internal Revenue Service (the “IRS”) for the last three (3) plan years and summary annual reports, with schedules and financial statements attached, (v) the most recently received IRS determination letter, if any, relating to any Company Benefit Plan, (vi) the most recently prepared actuarial report for each Company Benefit Plan (if applicable) for each of the last three (3) years and (vii) copies of material notices, letters or other correspondence with the IRS, U.S. Department of Labor (the “DOL”) or Pension Benefit Guarantee Corporation (the “PBGC”).

(c)            Each Company Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all Laws, including ERISA and the Code. Neither the Company nor any of its Subsidiaries has taken any action to take corrective action or made a filing under any voluntary correction program of the IRS, the DOL or any other Governmental Entity with respect to any Company Benefit Plan, and neither the Company nor any of its Subsidiaries has any knowledge of any plan defect that would qualify for correction under any such program.

(d)            Section 3.11(d) of the Company Disclosure Schedule sets forth a true, correct and complete list of each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “Company Qualified Plans”). The IRS has issued a favorable determination letter or opinion letter with respect to each Company Qualified Plan and the related trust, which letter has not been revoked (nor has revocation been threatened), and, to the knowledge of the Company, there are no existing circumstances and no events have occurred that could adversely affect the qualified status of any Company Qualified Plan or the exempt status of the related trust or increase the costs relating thereto. Except as set forth in Section 3.11(d) of the Company Disclosure Schedule, no trust funding any Company Benefit Plan is intended to meet the requirements of Section 501(c)(9) of the Code.

(e)            Each Company Benefit Plan that is subject to Section 409A of the Code has been administered and documented in compliance with the requirements of Section 409A of the Code, except where any non-compliance has not and cannot reasonably be expected to result in material liability to the Company or any of its Subsidiaries or any employee of the Company or any of its Subsidiaries.

(f)            With respect to each Company Benefit Plan that is subject to Title IV or Section 302 of ERISA or Sections 412, 430 or 4971 of the Code: (i) no such plan is in “at-risk” status for purposes of Section 430 of the Code, (ii) the present value of accrued benefits under such Company Benefit Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Company Benefit Plan’s actuary with respect to such Company Benefit Plan, did not, as of its latest valuation date, exceed the then current fair market value of the assets of such Company Benefit Plan allocable to such accrued benefits, (iii) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, (iv) all premiums to the PBGC have been timely paid in full, (v) no liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is expected to be incurred by the Company or any of its Subsidiaries, and (vi) the PBGC has not instituted proceedings to terminate any such Company Benefit Plan.

(g)            None of the Company, its Subsidiaries nor any Company ERISA Affiliate has, at any time during the last six years, contributed to or been obligated to contribute to any plan that is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”) or a plan is subject to Section 413(c) of the Code or that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”), and none of the Company and its Subsidiaries nor any Company ERISA Affiliate has incurred any liability to a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part 1 of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or Multiple Employer Plan.

(h)            Neither the Company nor any of its Subsidiaries sponsors, has sponsored or has any obligation with respect to any employee benefit plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code.

(i)            All contributions required to be made to any Company Benefit Plan by Law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Company Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of the Company.

(j)            There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations that have been asserted or instituted, and, to the Company’s knowledge, no set of circumstances exists that may reasonably be expected to give rise to a claim, lawsuit or arbitration, against the Company Benefit Plans, any fiduciaries thereof with respect to their duties to the Company Benefit Plans or the assets of any of the trusts under any of the Company Benefit Plans that could reasonably be expected to result in any material liability of the Company or any of its Subsidiaries to the PBGC, the IRS, the DOL, any Multiemployer Plan, a Multiple Employer Plan, any participant in any Company Benefit Plan, or any other party.

(k)            To the knowledge of the Company, none of the Company and its Subsidiaries nor any Company ERISA Affiliate nor any other person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), which could subject any of the Company Benefit Plans or their related trusts, the Company, any of its Subsidiaries, any Company ERISA Affiliate or any person that the Company or any of its Subsidiaries has an obligation to indemnify, to any material tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(l)            Except as set forth in Section 3.11(l) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or as a result of such transactions in conjunction with any other event) result in, cause the vesting, exercisability, delivery or funding of, or increase in the amount or value of, any payment, compensation (including stock or stock-based), right or other benefit to any employee, officer, director, independent contractor, consultant or other service provider of the Company or any of its Subsidiaries, or result in any limitation on the right of the Company or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Company Benefit Plan or related trust. Without limiting the generality of the foregoing, except as set forth in Section 3.11(l) of the Company Disclosure Schedule, no amount paid or payable (whether in cash, in property, or in the form of benefits) by the Company or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code. Neither the Company nor any of its Subsidiaries maintains or contributes to a rabbi trust or similar funding vehicle, and the transactions contemplated by this Agreement will not cause or require the Company or any of its affiliates to establish or make any contribution to a rabbi trust or similar funding vehicle.

(m)            Except as set forth in Section 3.11(m) of the Company Disclosure Schedule, no Company Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 409A or 4999 of the Code, or otherwise. The Company has made available to Parent a true, complete and correct preliminary copy of its Section 280G calculations with respect to all disqualified individuals in connection with the transactions contemplated hereby who are eligible to receive parachute payments.

(n)            There are no pending or, to the Company’s knowledge, threatened material labor grievances or material unfair labor practice claims or charges against the Company or any of its Subsidiaries, or any strikes or other material labor disputes against the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries are party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of the Company or any of its Subsidiaries and, to the knowledge of the Company, there are no organizing efforts by any union or other group seeking to represent any employees of the Company or any of its Subsidiaries and no employees of the Company or any of its Subsidiaries are represented by any labor organization.

(o)            To the knowledge of the Company, no current or former employee or independent contractor of the Company or any of its Subsidiaries is in violation in any material respect of any term of any restrictive covenant obligation, including any non-compete, non-solicit, non-interference, non-disparagement or confidentiality obligation, (“Restrictive Covenant”) or any employment or consulting contract, common law nondisclosure obligation, fiduciary duty, or other obligation, to: (i) the Company or any of its Subsidiaries or (ii) any former employer or engager of any such individual relating to (A) the right of any such individual to work for the Company or any of its Subsidiaries or (B) the knowledge or use of trade secrets or proprietary information.

(p)            Neither the Company nor any of its Subsidiaries is party to any settlement agreement with a current or former director or officer, employee or independent contractor of the Company or any of its Subsidiaries that involves allegations relating to sexual harassment, sexual misconduct or discrimination by either a director or officer of Company or any of its Subsidiaries. To the knowledge of the Company, since December 31, 2016, no allegations of sexual harassment or sexual misconduct have been made against any director or officer of the Company or any of its Subsidiaries

(q)            To the knowledge of the Company, no employee of the Company or any of its Subsidiaries with annual compensation in excess of $100,000 intends to terminate his or her employment relationship.

3.12            SEC Reports. Except to the extent available on the SEC’s Electronic Data Gathering Analysis and Retrieval system, the Company has made available to Parent true, correct and complete copies of each communication mailed by the Company to its stockholders since January 1, 2018. No such communication or any final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC since January 1, 2018 by the Company pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act (the “Company Reports”), as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information publicly filed or furnished as of a later date (but before the date hereof) shall be deemed to modify information as of an earlier date. Since January 1, 2018, as of their respective dates, all the Company Reports filed under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto. None of the Company Subsidiaries is required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act. No executive officer of the Company has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. There are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the Company Reports.

3.13            Compliance with Law. The Company and each of its Subsidiaries hold, and have at all times since January 1, 2018 held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid in full all fees and assessments due and payable in connection therewith), except where neither the failure to hold nor the cost of obtaining and holding any such license, franchise, permit or authorization (nor the failure to pay any such fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, and to the knowledge of the Company no suspension or cancellation of any such license, franchise, permit or authorization is threatened. The Company and each of its Subsidiaries have complied in all material respects with, and are not in material default or violation under, any applicable federal, state, local or foreign law, statute, order, constitution, treaty, convention, ordinance, code, decree, rule, regulation, judgment, writ, injunction, policy, permit, authorization or common law or agency requirement (“Laws”) of any Governmental Entity relating to the Company or any of its Subsidiaries, including all Laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other Law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, the Federal Deposit Insurance Corporation Improvement Act, Title 5 of the Delaware Code, Title 6.2 of the Virginia Code and all agency requirements relating to the origination, funding, sale and servicing of mortgage, installment and consumer loans. TBOD and VPB each have a Community Reinvestment Act rating of “satisfactory” or better. Without limitation, none of the Company or any of its Subsidiaries, or to the knowledge of the Company, any director, officer, employee, agent, representative or other person acting on behalf of the Company or any of its Subsidiaries has, directly or indirectly, (i) used any funds of the Company or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of the Company or any of its Subsidiaries, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar Law, (iv) established or maintained any unlawful fund of monies or other assets of the Company or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of the Company or any of its Subsidiaries or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for the Company or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for the Company or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department.

3.14            Certain Contracts.

(a)            Except as set forth in Section 3.14(a) of the Company Disclosure Schedule, as of the date hereof, neither the Company nor any of its Subsidiaries is a party to or bound by any contract, agreement, arrangement, commitment or understanding (whether written or oral):

(i)            with respect to the employment of any directors, officers, or employees that requires the payment of more than $100,000 annually in total cash compensation which is not terminable on 60 or fewer days’ notice by the Company or a Subsidiary without the payment of severance;

(ii)            that, upon the execution or delivery of this Agreement, stockholder approval of this Agreement or the consummation of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from Parent, the Company, the Surviving Corporation, or any of their respective Subsidiaries to any officer or employee thereof;

(iii)            which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act);

(iv)            that contains a non-compete or client or customer non-solicit requirement or any other provision that materially restricts the conduct of any line of business by the Company or any of its affiliates or upon consummation of the Integrated Mergers will materially restrict the ability of the Surviving Corporation or any of its affiliates to engage in any line of business;

(v)            with or to a labor union or guild (including any collective bargaining agreement);

(vi)            any of the benefits of which (including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan) will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of the execution and delivery of this Agreement, stockholder approval of this Agreement or the consummation of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(vii)            that relates to the incurrence of indebtedness by the Company or any of its Subsidiaries (other than deposit liabilities, trade payables, federal funds purchased, advances and loans from the Federal Home Loan Banks and securities sold under agreements to repurchase, in each case incurred in the ordinary course of business consistent with past practice) in the principal amount of $250,000 or more including any sale and leaseback transactions, capitalized leases and other similar financing transactions;

(viii)            that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of the Company or its Subsidiaries;

(ix)            that is a consulting agreement or data processing, software programming or licensing contract involving the payment of more than $75,000 per annum (other than any such contracts which are terminable by the Company or any of its Subsidiaries on sixty (60) days or less notice without any required payment or other conditions, other than the condition of notice);

(x)            that includes an indemnification obligation of the Company or any of its Subsidiaries with a maximum potential liability in excess of $75,000; or

(xi)            that involves aggregate payments or receipts by or to the Company or any of its Subsidiaries in excess of $50,000 in any twelve-month period, other than those terminable on sixty (60) days or less notice without payment by the Company or any Subsidiary of the Company of any material penalty.

Each contract, arrangement, commitment or understanding of the type described in this Section 3.14(a), whether or not set forth in the Company Disclosure Schedule, is referred to herein as a “Company Contract”, and neither the Company nor any of its Subsidiaries knows of, or has received notice of, any material violation of any Company Contract by any of the parties thereto.

(b)            The Company has made available to Parent a true, correct and complete copy of each written Company Contract and each written amendment to any Company Contract. Section 3.14(b) of the Company Disclosure Schedule sets forth a true, correct and complete description of any oral Company Contract and any oral amendment to any Company Contract.

(c)            Each Company Contract is valid and binding on the Company or one of its Subsidiaries, as applicable, and is in full force and effect, except as, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. Each Company Contract is enforceable against the Company or the applicable Subsidiary and, to the knowledge of the Company, the counterparty thereto (except as may be limited by the Enforceability Exceptions). The Company and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it under each Company Contract. To the knowledge of the Company, each third-party counterparty to each Company Contract has in all material respects performed all obligations required to be performed by it under such Company Contract, and no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of the Company or any of its Subsidiaries under any such Company Contract. Neither the Company nor any Subsidiary of the Company has received or delivered any notice of cancellation or termination of any Company Contract.

3.15            Agreements with Governmental Entities. Neither the Company nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been, since January 1, 2018, a recipient of any supervisory letter from, or, since January 1, 2018, has adopted any policies, procedures or board resolutions at the request or suggestion of any Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Company Disclosure Schedule, a “Company Regulatory Agreement”), nor has the Company or any of its Subsidiaries been advised, since January 1, 2018, by any Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Company Regulatory Agreement. The Company and its Subsidiaries are in compliance in all material respects with each Company Regulatory Agreement to which it is a party or is subject. The Company and its Subsidiaries have not received any notice from any Governmental Entity indicating that the Company or its Subsidiaries is not in compliance in any material respect with any Company Regulatory Agreement.

3.16            Risk Management Instruments. All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements (each, a “Derivative Contract”) of the Company and/or its Subsidiaries, whether entered into for the account of the Company, any of its Subsidiaries or for the account of a customer of the Company or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Governmental Entity and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of the Company or one of its Subsidiaries enforceable against the Company or its applicable Subsidiary and, to the knowledge of the Company, the counterparty thereto, in accordance with their terms (except as may be limited by the Enforceability Exceptions), and are in full force and effect. The Company and each of its Subsidiaries have duly performed in all material respects all of their obligations under each such Derivative Contract to the extent that such obligations to perform have accrued, and, to the knowledge of the Company, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder. Each such Derivative Contract (i) has been reflected in the books and records of the Company and such Subsidiaries in accordance with GAAP consistently applied and (ii) is evidenced by customary and appropriate documentation (including an International Swaps and Derivatives Association (“ISDA”) master agreement and long-form confirmation).

3.17            Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the Company and its Subsidiaries are in compliance, and have complied, with all Laws relating to: (a) the protection or restoration of the environment, health and safety as it relates to hazardous substance exposure or natural resource damages, (b) the handling, use, presence, disposal, release or threatened release of, or exposure to, any hazardous substance or (c) indoor air, pollution, contamination or any injury to persons or property from exposure to any hazardous substance (collectively, “Environmental Laws”). There are no Actions, or, to the knowledge of the Company, any private environmental investigations, examination, inquiries or remediation activities or investigations of any Governmental Entity of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on the Company or any of its Subsidiaries any liability, damage or obligation arising under any Environmental Law, pending or threatened against the Company, which liability, damage or obligation would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company. To the knowledge of the Company, there is no reasonable basis for any such Action, investigations, examination, inquiries or remediation activities that would impose any liability or obligation that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company. The Company is not subject to any agreement, order, judgment, decree, letter agreement or memorandum of understanding by or with any Governmental Entity or other third party imposing any liability, damage or obligation with respect to the foregoing that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company.

3.18            Investment Securities and Commodities.

(a)            Each of the Company and its Subsidiaries has good and valid title to all securities and commodities owned by it (except those sold under repurchase agreements as reflected in the Financial Statements), free and clear of any Lien, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of the Company or its Subsidiaries. Such securities and commodities are carried on the books of the Company at values determined in accordance with GAAP in all material respects.

(b)            The Company and its Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures that the Company believes in good faith are prudent and reasonable in the context of such businesses. Prior to the date hereof, the Company has made available to Parent the terms of such policies, practices and procedures.

3.19            Real Property.

(a)            Section 3.19(a) of the Company Disclosure Schedule sets forth, as of the date hereof, a true, correct and complete list of all the real property owned by the Company and its Subsidiaries (collectively, “Owned Real Property”). The Company has good and marketable title to all Owned Real Property (except properties sold or otherwise disposed of in accordance with Sections 5.1 and 5.2), free and clear of all Liens (except statutory Liens securing payments not yet due, Liens for real property Taxes not yet due and payable), easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and such imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (collectively, “Permitted Encumbrances”).

(b)            Section 3.19(b) of the Company Disclosure Schedule sets forth as of the date hereof, a true, correct and complete list of all the real estate leases, subleases, licenses and occupancy agreements (together with any amendments, modifications, supplements, replacements, restatements and guarantees thereof or thereto, including any oral amendments) to which the Company or any of its Subsidiaries is a party with respect to all real property leased, subleased, licensed or otherwise used or occupied by the Company or any of its Subsidiaries on the date hereof (collectively, the “Leased Real Property”), whether in the Company’s or any of its Subsidiaries’ capacity as lessee, sublessee, licensee, lessor, sublessor or licensor, as the case may be (the “Real Estate Leases”). The Company or its Subsidiaries has valid leasehold interests in the Leased Real Property, free and clear of all Liens, except Permitted Encumbrances. Each Real Estate Lease is (i) valid, binding and in full force and effect without material default thereunder by the lessee or, to the knowledge of the Company, the lessor, and (ii) enforceable against the Company or the applicable Subsidiary and, to the knowledge of the Company, the counterparty thereto (except as may be limited by the Enforceability Exceptions). The Company and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it under each Real Estate Lease, and to the knowledge of the Company, each counterparty to each Real Estate Lease has in all material respects performed all obligations required to be performed by it under such Real Estate Lease, and no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of the Company or any of its Subsidiaries under any Real Estate Lease. The Company has made available to Parent a true, correct and complete copy of each written Real Estate Lease and each written amendment to any Real Estate Lease.

(c)            Neither the Company nor any of its Subsidiaries has leased, subleased, licensed or otherwise granted any person a right to use or occupy all or any portion of any Owned Real Property or Leased Real Property. There are no pending or, to the knowledge of the Company, threatened condemnation proceedings against the Owned Real Property or Leased Real Property.

3.20            Intellectual Property; Company Systems.

(a)            The Company and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens), all Intellectual Property necessary for the conduct of its business as currently conducted. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company: (i) (A) the use of any Intellectual Property by the Company and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which the Company or any Company Subsidiary acquired the right to use any Intellectual Property, and (B) no person has asserted to the Company or its Subsidiaries that the Company or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person, (ii) no person is challenging, infringing on or otherwise violating any right of the Company or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to the Company or its Subsidiaries and (iii) neither the Company nor any of its Subsidiaries has received any notice of any claim (or, to the knowledge of the Company, any threatened claim) with respect to any Intellectual Property owned or licensed by the Company or any Company Subsidiary, and the Company and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned or licensed, respectively, by the Company and its Subsidiaries. For purposes hereof, “Intellectual Property” means trademarks, service marks, brand names, internet domain names, logos, symbols, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), all improvements thereto, and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and know-how, including processes, technologies, protocols, formulae, prototypes and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not and whether in published or unpublished works, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and any similar intellectual property or proprietary rights.

(b)            The computer, information technology and data processing systems, facilities and services used by the Company or any Company Subsidiary, including all software, hardware, networks, communications facilities, platforms and related systems and services (collectively, the “Company Systems”), are reasonably sufficient for the conduct of the respective businesses of the Company and the Company Subsidiaries as currently conducted and the Company Systems are in sufficiently good working condition to effectively perform all computing, information technology and data processing operations reasonably necessary for the operation of the respective businesses of the Company and the Company Subsidiaries as currently conducted, in each case, except for such failures to be reasonably sufficient or in sufficiently good working condition that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, to the knowledge of the Company, since January 1, 2018, no third party has gained unauthorized access to any Company Systems owned or controlled by the Company or any of the Company Subsidiaries. The Company and the Company Subsidiaries have taken commercially reasonable steps and implemented commercially reasonable safeguards (i) to protect the Company Systems from unauthorized access and from disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, software, data or other materials and (ii) that are designed for the purpose of reasonably mitigating the risks of cybersecurity breaches and attacks. Each of the Company and the Company Subsidiaries has in all material respects implemented reasonably appropriate backup and disaster recovery policies, procedures and systems consistent with generally accepted industry standards and sufficient to reasonably mitigate the risk of a material disruption to the operation of the respective businesses of the Company and the Company Subsidiaries.

(c)            Each of the Company and the Company Subsidiaries has (i) complied in all material respects with all of its published privacy and data security policies and internal privacy and data security policies and guidelines, including with respect to the collection, storage, transmission, transfer, disclosure, destruction and use of personally identifiable information and (ii) taken commercially reasonable measures to ensure that all personally identifiable information in its possession or control is protected against loss, damage, and unauthorized access, use, modification, or other misuse.

(d)            Since January 1, 2018, neither the Company nor any of its Subsidiaries have (i) suffered any material personal data breach or material cybersecurity incident, (ii) received any written notice, request or other communication from any supervisory authority or any regulatory authority relating to any material breach or alleged material breach of their obligations under Laws related to data protection and/or privacy, (iii) received any written claim, complaint or other communication from any data subject or other person claiming a right to compensation under (or alleging breach of ) any Laws related to data protection and/or privacy or (iv) experienced circumstances that could reasonably be expected to give rise to any of the consequences in the foregoing subclauses (i)-(iii) (inclusive).

3.21            Related Party Transactions. Except as set forth in Section 3.21 of the Company Disclosure Schedule, there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, agreements, arrangements or understandings (other than (x) for payment of salaries and bonuses in the ordinary course of business for services rendered in the ordinary course of business, (y) reimbursement of customary and reasonable expenses incurred on behalf of the Company and its Subsidiaries in the ordinary course of business in accordance with the bona fide expense reimbursement policies of the Company made available to Parent and (z) benefits due under any Company Benefit Plan), between or among (a) the Company or any of its Subsidiaries, on the one hand, and (b) (i) any (x) current or former director, president, vice president in charge of a principal business unit, division or function (such as sales, administration or finance), or other officer or person who performs a policy-making function, in each case, of the Company or any of its Subsidiaries or (y) person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) 5% or more of the outstanding Company Common Stock or (ii) any affiliate or immediate family member of any person referenced in clause (y), on the other hand.

3.22            Takeover Statute. No “moratorium,” “fair price,” “business combination,” “control share acquisition,” “interested shareholder,” “affiliate transactions” or similar provision of any state anti-takeover Law, including the New Jersey Shareholders’ Protection Act (any such laws, “Takeover Statutes”) is applicable to this Agreement, the Support Agreements, the Integrated Mergers or any of the other transactions contemplated by this Agreement under the MGCL or any other Law.

3.23            Reorganization. Neither the Company nor any of its Subsidiaries has taken any action, nor, to the knowledge of the Company, are there any facts, events, developments or circumstances that could reasonably be expected to prevent the Integrated Mergers from being treated as a single integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code.

3.24            Opinion. Prior to the execution of this Agreement, the Board of Directors of the Company has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) of Piper Sandler to the effect that, as of the date of such opinion, and based upon and subject to the factors, assumptions and limitations set forth therein, the Merger Consideration pursuant to this Agreement is fair from a financial point of view to the holders of Company Common Stock. Such opinion has not been amended or rescinded as of the date hereof.

3.25            Company Information. The information relating to the Company, its Subsidiaries and its and their respective directors, officers and significant stockholders to be contained in the Proxy Statement and the S-4 and the information relating to the Company and its Subsidiaries that is provided by the Company or its representatives for inclusion in any other document filed with any other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Proxy Statement (except for such portions thereof that relate only to Parent or any of its Subsidiaries) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

3.26            Loan Portfolio.

(a)            As of the date hereof, except as set forth in Section 3.26(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any written or oral (i) loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) in which the Company or any of its Subsidiaries is a creditor and that, as of June 30, 2021, had an outstanding balance of $100,000 or more and under the terms of which the obligor was, as of June 30, 2021, over 90 days or more delinquent in payment of principal or interest, or (ii) Loans with any director, executive officer or 5% or greater stockholder of the Company or any of its Subsidiaries, or to the knowledge of the Company, any affiliate of any of the foregoing. Set forth in Section 3.26(a) of the Company Disclosure Schedule is a true, correct and complete list of (A) all of the Loans of the Company and its Subsidiaries that, as of June 30, 2021, were classified by the Company as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, together with the aggregate principal amount of and accrued and unpaid interest on such Loans, by category of Loan (e.g., commercial, consumer, etc.), together with the aggregate principal amount of such Loans by category and (B) each asset of the Company or any of its Subsidiaries that, as of June 30, 2021, is classified as “Other Real Estate Owned” and the book value thereof.

(b)            Section 3.26(b) of the Company Disclosure Schedule sets forth a true, correct and complete list, as of June 30, 2021, of each Loan of the Company or any of its Subsidiaries that is structured as a participation interest in a Loan originated by another person (each, a “Loan Participation”), including with respect to each such Loan Participation, the originating lender of the related Loan, the outstanding principal balance of the related Loan, the amount of the outstanding principal balance represented by the Loan Participation and the identity of the borrower of the related Loan.

(c)            Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, each Loan of the Company and its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of the Company and its Subsidiaries as secured Loans, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, liens or encumbrances, as applicable, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms (except as may be limited by the Enforceability Exceptions).

(d)            Each outstanding Loan of the Company and its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes and other credit and security documents, the written underwriting standards of the Company and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all Laws.

(e)            None of the agreements pursuant to which the Company or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(f)            There are no outstanding Loans made by the Company or any of its Subsidiaries to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of the Company or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.

(g)            Since January 1, 2018, neither the Company nor any of its Subsidiaries has been subject to any fine, suspension, settlement, contract or other understanding or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity relating to the origination, sale or servicing of mortgage or consumer Loans.

3.27            Insurance. The Company and its Subsidiaries are insured with reputable insurers against such risks and in such amounts that management of the Company reasonably determined to be prudent, sufficient and consistent with industry practice, and the Company and its Subsidiaries are in compliance in all material respects with their insurance policies, each of which is listed in Section 3.27 of the Company Disclosure Schedule, and are not in default under any term thereof, each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of the Company and its Subsidiaries, the Company or the relevant Subsidiary thereof is the sole beneficiary of such policies, and all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.

3.28            No Dissenter’s or Appraisal Rights. With respect to the transactions contemplated hereby, no holder of the capital stock of the Company is entitled to exercise any appraisal rights under the MGCL or any successor statute, or any similar dissenter’s or appraisal rights.

3.29            No Other Representations or Warranties.

(a)            Except for the representations and warranties made by the Company in this Article III, neither the Company nor any other person makes any express or implied representation or warranty with respect to the Company, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither the Company nor any other person makes or has made any representation or warranty to Parent or any of its affiliates or representatives with respect to any (i) financial projection, forecast, estimate, budget or prospective information relating to the Company, any of its Subsidiaries or their respective businesses, or (ii) except for the representations and warranties made by the Company in this Article III, oral or written information presented to Parent or any of its affiliates or representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b)            The Company acknowledges and agrees that neither Parent nor any other person has made or is making any express or implied representation or warranty with respect to Parent, its Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, other than those contained in Article IV.

Article IV

REPRESENTATIONS AND WARRANTIES OF PARENT

Except (a) as disclosed in the disclosure schedule delivered by Parent to the Company concurrently herewith (the “Parent Disclosure Schedule”); provided that (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in the Parent Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Parent that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect on Parent and (iii) any disclosures made in the Parent Disclosure Schedule with respect to a section of this Article IV shall be deemed to qualify any other section of this Article IV (A) specifically referenced or cross-referenced in such disclosure and (B) to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross-reference) from a reading of the disclosure that such disclosure applies to such other section of this Article IV, or (b) as disclosed in any Parent Reports publicly filed by Parent since December 31, 2020, and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), Parent hereby represents and warrants to the Company as follows:

4.1            Corporate Organization.

(a)            Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is a bank holding company duly registered with the Federal Reserve Board as a bank holding company under the BHC Act. Parent has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Parent is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. True, correct and complete copies of the Parent Certificate, the Parent Bylaws, the Merger Sub Certificate and the Merger Sub Bylaws, as in effect as of the date hereof, have previously been made available by Parent to the Company.

(b)            Parent Bank is a national banking association duly organized, validly existing and in good standing under the laws of the United States. The deposits of Parent Bank are insured by the FDIC through the DIF to the fullest extent permitted by Law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened. Parent Bank is a member in good standing of the Federal Home Loan Banks and owns the requisite amount of stock therein. Each Subsidiary of Parent (a “Parent Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and, where such concept is recognized under Law, is in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except where the failure to be so qualified or in good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent, and (iii) has all requisite company, partnership or corporate (as applicable) power and authority to own or lease its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of any Parent Subsidiary to pay dividends or distributions except, in the case of a Parent Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities.

(c)            Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland. Merger Sub has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. True and complete copies of the Merger Sub Certificate and Merger Sub Bylaws, as in effect as of the date hereof, have previously been made available by Parent to the Company.

4.2            Capitalization.

(a)            The authorized capital stock of Parent consists of 150,000,000 shares of Parent Common Stock and 5,000,000 shares of preferred stock, $0.01 par value. There are (i) 61,532,686 shares of Parent Common Stock issued (as of November 1, 2021), (ii) 2,108,860 shares of Parent Common Stock held in treasury (as of November 1, 2021), (iii) 2,461,150 shares of Parent Common Stock reserved for issuance in respect of awards of restricted Parent Common Stock (“Parent Restricted Stock Awards”) or upon the exercise of stock options granted under Parent’s equity compensation plans (such stock options, together with the Parent Restricted Stock Awards, the “Parent Equity Awards”) (as of October 31, 2021), (iv) no shares of Parent Common Stock reserved for issuance upon the exercise of warrants assumed in connection with the acquisition of Colonial American Bank (as of November 3, 2021), (v) 2,294,800 shares of Series A Non-Cumulative, perpetual preferred stock of Parent (“Parent Preferred Stock ”) issued and outstanding (as of October 29, 2021) and (vi) no other shares of capital stock or equity or voting securities of Parent issued, reserved for issuance or outstanding (as of the date hereof). All of the issued and outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of any preemptive rights, with no personal liability attaching to the ownership thereof. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which stockholders of Parent may vote. Other than the Parent Equity Awards issued prior to the date hereof, as of the date hereof, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating Parent to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities. There are no voting trusts, stockholder agreements, proxies or other agreements in effect with respect to the voting or transfer of the Parent Common Stock or other equity interests of Parent.

(b)            Parent owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the Parent Subsidiaries, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to Parent Bank, as provided under 12 U.S.C. § 55 or any comparable provision of applicable federal or state law) and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Parent Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

4.3            Authority; No Violation.

(a)            Each of Parent and Merger Sub has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including the Integrated Mergers and the issuance of shares of Parent Common Stock in connection with the First-Step Merger, have been duly and validly approved by the Board of Directors of Parent, and the execution and delivery of this Agreement and the consummation of the First-Step Merger have been duly and validly approved by the Board of Directors of Merger Sub. No other corporate proceedings or approvals on the part of Parent are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and (assuming due authorization, execution and delivery by the Company) constitutes a valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms (except in all cases as may be limited by the Enforceability Exceptions). The shares of Parent Common Stock to be issued in the First-Step Merger have been validly authorized and, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable, and no current or past stockholder of Parent will have any preemptive right or similar rights in respect thereof.

(b)            None of the execution and delivery of this Agreement by Parent or Merger Sub, the consummation by Parent or Merger Sub of the transactions contemplated hereby, the consummation by Parent Bank of the Bank Mergers and compliance by Parent or Merger Sub with any of the terms or provisions hereof will (i) violate any provision of the Parent Certificate. the Parent Bylaws, the Merger Sub Certificate or the Merger Sub Bylaws or any governing or organizational document of any Parent Subsidiary or (ii) assuming that the consents and approvals referred to in Section 4.4 are duly obtained, (x) violate any Law applicable to Parent, any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Parent or any of its Subsidiaries under, any of the terms, conditions or provisions of any contract, note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Parent or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of this clause (y)) for such violations, conflicts, breaches or defaults which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent.

(c)            The Board of Directors of Parent Bank has adopted each of the Bank Merger Agreements. Parent, as the sole shareholder of Parent Bank, has adopted and approved each of the Bank Merger Agreements, and each of the Bank Merger Agreements has been duly executed by Parent Bank and (assuming due authorization, execution and delivery by each of TBOD and VPB) constitutes a valid and binding obligation of Parent Bank, enforceable against Parent Bank in accordance with its terms (except in all cases on such enforceability may be limited by the Enforceability Exception).

4.4            Consents and Approvals. Except for (a) the filing of applications, filings, certificates and notices, as applicable, with the NASDAQ and the approval of the listing on the NASDAQ of the shares of Parent Common Stock to be issued as the Stock Consideration pursuant to this Agreement, (b) the filing of applications, filings, certificates and notices, as applicable, with the Federal Reserve Board under the BHC Act and approval or waiver of such applications, filings and notices, (c) the filing of applications, filings, certificates and notices, as applicable, with the OCC in connection with each of the Bank Mergers, including filing of the notice of consummation with the OCC pursuant to the National Bank Act, and approval of such applications, filings and notices, (d) the filing of applications, filings and notices, as applicable, with (i) the DE Bank Commissioner under the Riegle-Neal Act and such other banking Laws as may be required in connection with the TBOD Bank Merger, and approval of such applications, filings and notices, (ii) the VA BFI under the Riegle-Neal Act and such other banking Laws as may be required in connection with the VPB Bank Merger, and approval of such applications, filings and notices, and (iii) the MD OCFR under the Maryland Financial Institutions Code section 5-903(c) and such other banking Laws as may be required in connection with the transactions contemplated hereby, and approval of such applications, filings and notices, (e) the filing with the SEC of (i) any filings that are necessary under applicable requirements of the Exchange Act and (ii) the S-4 and declaration of effectiveness of the S-4, (f) the filing of the First-Step Merger Certificate with the Maryland Department pursuant to the MGCL, (g) the filing of the Second-Step Merger Certificates with the Delaware Secretary and the Maryland Department in accordance with the DGCL and the MGCL, respectively, (h) the filing of each of the Bank Merger Certificates and (i) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of shares of Parent Common Stock pursuant to this Agreement, no consents or approvals of or filings or registrations with any Governmental Entity or any other third party are necessary in connection with (A) the execution and delivery by Parent or Merger Sub of this Agreement, (B) the consummation by Parent or Merger Sub of the Integrated Mergers and the other transactions contemplated hereby, (C) the execution and delivery by Parent Bank of each of the Bank Merger Agreements or (D) the consummation by Parent Bank of each of the Bank Mergers.

4.5           Reports. Parent and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2018 with any Governmental Entity, and have paid in full all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent. Except for normal examinations or inspections conducted by a Governmental Entity in the ordinary course of business of Parent and its Subsidiaries, (a) no Governmental Entity has initiated or has pending any proceeding or, to the knowledge of Parent, investigation into the business or operations of Parent or any of its Subsidiaries since January 1, 2018, except where such proceedings or investigation would not reasonably be expected to be, either individually or in the aggregate, material to Parent and its Subsidiaries, taken as a whole, (b) there is no unresolved violation, criticism or exception by any Governmental Entity of Parent or any of its Subsidiaries that would reasonably be expected to be, either individually or in the aggregate, material to Parent and its Subsidiaries, taken as a whole, and (c) there have been no formal or informal inquiries by, or disagreements or disputes with, any Governmental Entity with respect to the business, operations, policies or procedures of Parent or any of its Subsidiaries since January 1, 2018, in each case, which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Parent.

4.6           Financial Statements.

(a)            The consolidated financial statements of Parent and its Subsidiaries included in (x) Parent’s Annual Report on Form 10-K for the year ended December 31, 2020 and (y) Parent’s Quarterly Report on Form 10-Q for the three month period ended June 30, 2021 (including, in each case, the related notes, where applicable) (the “Financial Statements”) (i) have been prepared from, and are in accordance with, the books and records of Parent and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of Parent and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of the financial statements referenced in clause (y) above to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Parent and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. KPMG LLP has not resigned (or informed Parent that it intends to resign) or been dismissed as independent public accountants of Parent as a result of or in connection with any disagreements with Parent on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)            Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Parent, neither Parent nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Parent included in its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2021 (including any notes thereto) and for liabilities incurred in the ordinary course of business since June 30, 2021, or in connection with this Agreement and the transactions contemplated hereby.

(c)            The records, systems, controls, data and information of Parent and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Parent or its Subsidiaries or their accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. Parent (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Parent, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of Parent by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to Parent’s outside auditors and the audit committee of Parent’s Board of Directors any (i) significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information, and (ii) fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls over financial reporting. As of the date hereof, there is no reason to believe that Parent’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d)            Since January 1, 2018, (i) neither Parent nor any of its Subsidiaries, nor, to the knowledge of Parent, any director, officer, auditor, accountant or representative of Parent or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Parent or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Parent or any of its Subsidiaries has engaged in questionable accounting or auditing practices and (ii) no attorney representing Parent or any of its Subsidiaries, whether or not employed by Parent or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Parent or any of its officers, directors, employees or agents to the Board of Directors of Parent or any committee thereof or, to the knowledge of Parent, to any director or officer of Parent.

4.7           Broker’s Fees. With the exception of the engagement of Raymond James & Associates, Inc., neither Parent nor any Parent Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Integrated Mergers or the other transactions contemplated by this Agreement.

4.8           Absence of Certain Changes or Events. Since December 31, 2020, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Parent.

4.9           Legal Proceedings.

(a)            Neither Parent nor any of its Subsidiaries is a party to any, and there are no pending or, to the knowledge of Parent, threatened, Action challenging the validity or propriety of the transactions contemplated by this Agreement.

(b)            There is no injunction, order, judgment, decree or regulatory restriction imposed upon Parent, any of its Subsidiaries or the assets, rights or properties of Parent or any of its Subsidiaries (or that, upon consummation of the Integrated Mergers, would apply to Parent or any of its affiliates) that would reasonably be expected to be material to Parent and its Subsidiaries, taken as a whole.

4.10         SEC Reports. Parent has made available to the Company true, correct and complete copies of each communication mailed by Parent to its stockholders since January 1, 2018. No such communication or any final registration statement, prospectus, report, schedule or definitive proxy statement filed with or furnished to the SEC since January 1, 2018 by Parent pursuant to the Securities Act or the Exchange Act (the “Parent Reports”) as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date hereof) shall be deemed to modify information as of an earlier date. Since January 1, 2018, as of their respective dates, all Parent Reports filed under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto. None of the Parent Subsidiaries is required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act. As of the date hereof, (i) no executive officer of Parent has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act and (ii) there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the Parent Reports. No representation or warranty is made herein by Parent with respect to any information of or supplied by the Company and contained in the S-4.

4.11         Compliance with Law. Parent and each of its Subsidiaries hold, and have at all times since January 1, 2018 held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid in full all fees and assessments due and payable in connection therewith), except where neither the failure to hold nor the cost of obtaining and holding any such license, franchise, permit or authorization (nor the failure to pay any such fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent, and, to the knowledge of Parent, no suspension or cancellation of any such license, franchise, permit or authorization is threatened. Parent and each of its Subsidiaries have complied in all material respects with, and are not in material default or violation under, any Laws, including all Laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other Law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, the Federal Deposit Insurance Corporation Improvement Act and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. Parent Bank has a Community Reinvestment Act rating of “satisfactory” or better. Without limitation, none of Parent or any of its Subsidiaries, or to the knowledge of Parent, any director, officer, employee, agent, representative or other person acting on behalf of Parent or any of its Subsidiaries has, directly or indirectly, (a) used any funds of Parent or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (b) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Parent or any of its Subsidiaries, (c) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar Law, (d) established or maintained any unlawful fund of monies or other assets of Parent or any of its Subsidiaries, (e) made any fraudulent entry on the books or records of Parent or any of its Subsidiaries or (f) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for Parent or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Parent or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department.

4.12        Agreements with Governmental Entities. Except as set forth on Section 4.12 of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been, since January 1, 2018, a recipient of any supervisory letter from, or, since January 1, 2018, has adopted any policies, procedures or board resolutions at the request or suggestion of any Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Parent Disclosure Schedule, a “Parent Regulatory Agreement”), nor has Parent or any of its Subsidiaries been advised, since January 1, 2018, by any Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Parent Regulatory Agreement. Parent and its Subsidiaries are in compliance in all material respects with each Parent Regulatory Agreement to which it is a party or is subject. Parent and its Subsidiaries have not received any notice from any Governmental Entity indicating that Parent or its Subsidiaries is not in compliance in any material respect with any Parent Regulatory Agreement.

4.13         Reorganization. Parent has not taken any action, and is not aware of any fact or circumstance, that could reasonably be expected to prevent the Integrated Mergers from being treated as a single integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code.

4.14         Parent Information. The information relating to Parent, its Subsidiaries and its and their respective directors and officers to be contained in the Proxy Statement and the S-4, and the information relating to Parent and its Subsidiaries that is provided by Parent or its representatives for inclusion in any other document filed with any other Governmental Entity in connection herewith will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The S-4 (except for such portions thereof that relate only to the Company or any of its Subsidiaries) will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

4.15         Parent Systems.

(a)            The computer, information technology and data processing systems, facilities and services used by Parent or any Parent Subsidiary, including all software, hardware, networks, communications facilities, platforms and related systems and services (collectively, the “Parent Systems”), are reasonably sufficient for the conduct of the respective businesses of Parent and Parent’s Subsidiaries as currently conducted and the Parent Systems are in sufficiently good working condition to effectively perform all computing, information technology and data processing operations reasonably necessary for the operation of the respective businesses of Parent and Parent’s Subsidiaries as currently conducted, in each case, except for such failures to be reasonably sufficient or in sufficiently good working condition that would not reasonably be expected to have a Material Adverse Effect on Parent. Except as would not reasonably be expected to have a Material Adverse Effect on Parent, to the knowledge of Parent, since January 1, 2018, no third party has gained unauthorized access to any Parent Systems owned or controlled by Parent or any of Parent’s Subsidiaries. Parent and Parent’s Subsidiaries have taken commercially reasonable steps and implemented commercially reasonable safeguards (i) to protect the Parent Systems from unauthorized access and from disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, software, data or other materials and (ii) that are designed for the purpose of reasonably mitigating the risks of cybersecurity breaches and attacks. Each of Parent and any Parent Subsidiary has in all material respects implemented reasonably appropriate backup and disaster recovery policies, procedures and systems consistent with generally accepted industry standards and sufficient to reasonably mitigate the risk of a material disruption to the operation of the respective businesses of Parent and any Parent Subsidiary.

(b)            Each of Parent and any Parent Subsidiary has (i) complied in all material respects with all of its published privacy and data security policies and internal privacy and data security policies and guidelines, including with respect to the collection, storage, transmission, transfer, disclosure, destruction and use of personally identifiable information and (ii) taken commercially reasonable measures to ensure that all personally identifiable information in its possession or control is protected against loss, damage, and unauthorized access, use, modification, or other misuse. To the knowledge of Parent, since January 1, 2018, there has been no material loss, damage, or unauthorized access, use, modification, or other misuse of any such information by Parent or any Parent Subsidiary.

4.16         Taxes and Tax Returns.

(a)            Each of Parent and its Subsidiaries has duly and timely filed or caused to be filed (giving effect to all applicable extensions) all material Tax Returns required to be filed by any of them, and all such Tax Returns are true, correct, and complete in all material respects.

(b)            All material Taxes of Parent and its Subsidiaries that are due have been fully and timely paid or adequate reserves therefor have been made on the financial statements of the Parent and its Subsidiaries included (or incorporated by reference) in the Parent Reports (including the related notes, where applicable). Each of Parent and its Subsidiaries has withheld and paid to the relevant Governmental Entity on a timely basis all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any person.

(c)            There are no material Liens for Taxes on any of the assets of Parent or any of its Subsidiaries other than Liens for Taxes not yet due and payable.

(d)            Neither Parent nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any material amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits, examinations, investigations, or other proceedings regarding any material Tax of Parent and its Subsidiaries or the assets of Parent and its Subsidiaries which have not been paid, settled or withdrawn or for which adequate reserves have not been established.

4.17         Employees.

(a)            For purposes of this Agreement, “Parent Benefit Plans” mean all employee benefit plans (as defined in Section 3(3) of the ERISA), whether or not subject to ERISA, whether funded or unfunded, and all other material pension, benefit, retirement, bonus, stock option, stock purchase, employee stock ownership, restricted stock, stock-based, performance award, phantom equity, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, retention, employment, consulting, termination, change in control, salary continuation, accrued leave, sick leave, vacation, paid time off, health, medical, disability, life, accidental death and dismemberment, insurance, welfare, fringe benefit and other similar plans, programs, policies, practices or arrangements or other contracts or agreements (and any amendments thereto) to or with respect to which Parent or any Subsidiary is a party or has or could reasonably be expected to have any current or future obligation or that are sponsored, maintained, contributed to or required to be contributed to by Parent or any of its Subsidiaries for the benefit of any current or former employee, officer, director, consultant or independent contractor (or any spouse or dependent of such individual) of Parent or any of its Subsidiaries.

(b)            Each Parent Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all Laws, including ERISA and the Code.

(c)            With respect to each Parent Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “Parent Qualified Plans”), the IRS has issued a favorable determination or opinion letter with respect to each Parent Qualified Plan and the related trust, which letter has not been revoked (nor has revocation been threatened), and, to the knowledge of Parent, there are no existing circumstances and no events have occurred that could adversely affect the qualified status of any Parent Qualified Plan or the exempt status of the related trust or increase the costs relating thereto. No trust funding any Parent Benefit Plan is intended to meet the requirements of Section 501(c)(9) of the Code.

(d)            No Parent Benefit Plan is, and none of Parent, its Subsidiaries nor any Parent ERISA Affiliate (as defined below) has at any time during the last six years sponsored, maintained, contributed to or been obligated to contribute to any plan that is, subject to Title IV or Section 302 of ERISA or Sections 412, 430 or 4971 of the Code. For purposes of this Agreement, the term “Parent ERISA Affiliate” means any trade or business, whether or not incorporated, that together with Parent would be deemed a “single employer” within the meaning of Section 4001 of ERISA.

(e)            None of Parent, its Subsidiaries nor any Parent ERISA Affiliate has, at any time during the last six years, contributed to or been obligated to contribute to any plan that is a Multiemployer Plan or a Multiple Employer Plan, and none of Parent and its Subsidiaries nor any Parent ERISA Affiliate has incurred any liability to a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part 1 of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or Multiple Employer Plan.

(f)             Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or as a result of such transactions in conjunction with any other event) result in, cause the vesting, exercisability, delivery or funding of, or increase in the amount or value of, any payment, compensation (including stock or stock-based), right or other benefit to any employee, officer, director, independent contractor, consultant or other service provider of Parent or any of its Subsidiaries, or result in any limitation on the right of Parent or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Parent Benefit Plan or related trust.

(g)            There are no pending or, to the knowledge of Parent, threatened material labor grievances or material unfair labor practice claims or charges against Parent or any of its Subsidiaries, or any strikes or other material labor disputes against Parent or any of its Subsidiaries. Neither Parent nor any of its Subsidiaries are party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of Parent or any of its Subsidiaries and, to the knowledge of Parent, there are no organizing efforts by any union or other group seeking to represent any employees of Parent or any of its Subsidiaries and no employees of Parent or any of its Subsidiaries are represented by any labor organization.

4.18         Risk Management Instruments. All Derivative Contracts of Parent and/or its Subsidiaries, whether entered into for the account of Parent, any of its Subsidiaries or for the account of a customer of Parent or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Governmental Entity and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of Parent or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by the Enforceability Exceptions), and are in full force and effect. Parent and each of its Subsidiaries have duly performed in all material respects all of their material obligations under each such Derivative Contract to the extent that such obligations to perform have accrued, and, to the knowledge of Parent, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder. Each such Derivative Contract has been reflected in the books and records of Parent and such Subsidiaries in accordance with GAAP consistently applied. Each such Derivative Contract is evidenced by customary and appropriate documentation (including an ISDA master agreement and long-form confirmation).

4.19         No Other Representations or Warranties.

(a)            Except for the representations and warranties made by Parent in this Article IV, neither Parent nor any other person makes any express or implied representation or warranty with respect to Parent, its Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Parent hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Parent nor any other person makes or has made any representation or warranty to the Company or any of its affiliates or representatives with respect to any (i) financial projection, forecast, estimate, budget or prospective information relating to Parent, any of its Subsidiaries or their respective businesses or (ii) except for the representations and warranties made by Parent in this Article IV, oral or written information presented to the Company or any of its affiliates or representatives in the course of their due diligence investigation of Parent, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b)            Parent acknowledges and agrees that neither the Company nor any other person has made or is making any express or implied representation or warranty with respect to the Company, its Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, other than those contained in Article III.

Article V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1           Conduct of Business of the Company Prior to the Effective Time. During the period from the date hereof to the Effective Time or the earlier termination of this Agreement in accordance with its terms, except as expressly contemplated by this Agreement (including as set forth in the Company Disclosure Schedule), required by Law or with the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed), the Company shall, and shall cause each of its Subsidiaries to, (a) conduct its business in the ordinary course in all material respects, (b) use commercially reasonable efforts to maintain and preserve intact its business organization, employees, independent contractors and advantageous customer and other business relationships and (c) take no action that would reasonably be expected to prevent, impair or adversely affect or delay (x) the parties’ ability to obtain any necessary approvals, consents, licenses or authorizations of any Governmental Entity required for the transactions contemplated hereby or to consummate the transactions contemplated hereby on a timely basis or (y) performance by the Company or its Subsidiaries of its and their covenants, obligations and agreements hereunder.

5.2           Company Forbearances. During the period from the date hereof to the Effective Time or the earlier termination of this Agreement in accordance with its terms, except as expressly contemplated by this Agreement (including as set forth in the Company Disclosure Schedule), as required by Law or with the prior written consent of Parent (which consent shall not unreasonably be withheld, conditioned or delayed), the Company shall not, and shall not permit any of its Subsidiaries to:

(a)            other than in the ordinary course of business (which shall include (i) federal funds borrowings and Federal Home Loan Bank borrowings, in each case with a maturity not in excess of six (6) months and (ii) deposits, in each case in the ordinary course of business), incur any indebtedness for borrowed money (other than indebtedness of the Company or any of its wholly-owned Subsidiaries to the Company or any of its other Subsidiaries), assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;

(b)

(i)            adjust, split, combine or reclassify any capital stock;

(ii)           make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except (A) regular quarterly cash dividends at a rate not in excess of $0.025 per share of Company Common Stock, (B) dividends paid by any wholly-owned Subsidiary of the Company to the Company or any of its other wholly-owned Subsidiaries, or (C) the acceptance of shares of Company Common Stock as payment for the exercise price of the Company Stock Options or for withholding taxes incurred in connection with the exercise of the Company Stock Options or the vesting or settlement of the Company Equity Awards, in each case, in accordance with the terms of the applicable award agreements);

(iii)          grant any stock options, stock appreciation rights, performance shares, restricted stock units, deferred stock units, shares of restricted stock or other equity or equity-based awards or interests or grant any individual, corporation or other entity any right to acquire any shares of its capital stock; or

(iv)          issue, sell or otherwise permit to become outstanding (including by issuing any shares of Company Common Stock that are held as “treasury shares” as of the date hereof) any additional shares of capital stock or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock or any options, warrants or other rights of any kind to acquire any shares of capital stock (except pursuant to the exercise of the Company Stock Options or the settlement of the Company Equity Awards outstanding as of the date hereof in accordance with their terms);

(c)            sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets or any business to any individual, corporation or other entity other than a wholly-owned Subsidiary of the Company, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, in each case, other than (x) in the ordinary course of business or (y) pursuant to contracts or agreements in force as of the date hereof and set forth on Section 5.2(c) of the Company Disclosure Schedule;

(d)            except for transactions in the ordinary course of business (including foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case, in the ordinary course of business), make any material investment in or acquisition of (either by purchase of stock or securities, contributions to capital, property transfers or purchase of any property or assets) any other individual, corporation or other entity other than a wholly-owned Subsidiary of the Company;

(e)            purchase any bank owned life insurance;

(f)            terminate, materially amend, or waive any material provision of, any Company Contract, or make any change in any instrument or agreement governing the terms of any of its securities, or any material lease or contract, other than normal renewals of contracts and leases in the ordinary course of business and without material adverse changes of terms with respect to the Company, or enter into any contract that would constitute a Company Contract if it were in effect on the date hereof;

(g)            except as required under the terms of any Company Benefit Plan existing as of the date hereof, or in the ordinary course of business consistent with past practices, (i) enter into, adopt or terminate any employee benefit or compensation plan, program, practice, policy, contract or arrangement for the benefit or welfare of any current or former employee, officer, director, independent contractor or consultant (or any spouse or dependent of such individual) that would be a Company Benefit Plan if in effect on the date hereof, (ii) materially amend (whether in writing or orally) any Company Benefit Plan, (iii) increase the compensation or benefits payable to any current or former employee, officer, director, independent contractor or consultant (or any spouse or dependent of such individual), except for annual base salary or wage increases for employees (other than directors or executive officers) in the ordinary course of business (including in connection with a promotion or change in responsibilities and to a level consistent with similarly situated peer employees), that do not exceed, with respect to any individual, three percent (3%) of such individual’s base salary or wage rate in effect as of the date hereof, (iv) pay or award, or commit to pay or award, any bonuses or incentive compensation, except for bonuses to be awarded with respect to the Company’s or any of its Subsidiaries’ 2021 and 2022 fiscal years in accordance with the terms set forth in Schedule 5.2(g) of the Company Disclosure Schedule, (v) grant or accelerate the vesting of any equity or equity-based awards or other compensation, except as provided in Section 5.2(g) of the Company Disclosure Schedule, (vi) negotiate or enter into any new, or amend any existing, employment, severance, change in control, retention, bonus guarantee, collective bargaining agreement or similar agreement or arrangement, except as provided in Section 5.2(g) of the Company Disclosure Schedule, (vii) fund any rabbi trust or similar arrangement, (viii) terminate the employment or services of any officer or any employee whose target total annual compensation is greater than $100,000, other than for cause (as determined in the ordinary course of business and consistent with past practice), (ix) hire or promote any officer, employee, independent contractor or consultant who has target total annual compensation greater than $100,000 or (x) waive, release or limit any Restrictive Covenant obligation of any current or former employee or contractor of the Company or any of its Subsidiaries;

(h)            settle any material claim, suit, action or proceeding, except in the ordinary course of business in an amount and for consideration not in excess of $100,000 individually or in the aggregate, and that would not impose any material restriction on the business of the Company or its Subsidiaries or the Surviving Corporation;

(i)            take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent the Integrated Mergers, taken together, from being treated as an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code;

(j)            amend the Company Certificate, Company Bylaws or comparable governing or organizational document of any of its Subsidiaries;

(k)            merge or consolidate itself or any of its Subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve itself or any of its Subsidiaries;

(l)            materially restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported or purchase any security rated below investment grade, except in all cases as (x) provided in the Company’s existing investment policies that have been made available to Parent and (y) in accordance with good faith prudent investment practices;

(m)            take any action that is intended or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or in any of the conditions to the Integrated Mergers set forth in Article VII not being satisfied, or in a violation of any provision of this Agreement;

(n)            implement or adopt any material change in its accounting principles, practices or methods, other than as may be required by GAAP;

(o)            (i) enter into any new line of business or (ii) make any loans or extensions of credit or grant additional credit to a current borrower, except in the ordinary course of business; provided that any individual unsecured loan or unsecured extension of credit, or grant of additional unsecured credit, in each case, in excess of $100,000 that is not as of the date hereof approved and committed (a schedule of which approved and committed loans has been made available to Parent) or any individual secured loan or secured extension of credit or grant of additional secured credit (without regard to type of collateral or method of security), in each case, in excess of $5,000,000 that is not as of the date hereof approved and committed (a schedule of which approved and committed loans has been made available to Parent) shall require the prior written approval of the Chief Credit Officer of Parent or another officer designated in writing by Parent, which approval or rejection shall be given in writing (e-mail to suffice) within two (2) business days after the loan package is delivered by email or other written form of delivery to such individual or it shall be deemed approved;

(p)            make any material changes in its policies and practices with respect to (i) underwriting, pricing, originating, acquiring, selling, servicing, buying or selling rights to service Loans, (ii) investment, deposit pricing, risk and asset liability management or other banking and operating matters (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof) or (iii) hedging, in each case, except as required by Law or requested by a Governmental Entity;

(q)            make, or commit to make, any capital expenditures, except for capital expenditures in the ordinary course of business in amounts not exceeding $75,000 individually or $300,000 in the aggregate;

(r)            make, change or revoke any Tax election, adopt or change any Tax accounting method, file any amended Tax Return, settle or compromise any Tax liability, claim or assessment or agree to an extension or waiver of the limitation period to any material Tax claim or assessment, grant any power of attorney with respect to material Taxes, surrender any right to claim a refund of material Taxes, enter into any closing agreement with respect to any material Tax or refund or amend any material Tax Return;

(s)            make application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility of it or its Subsidiaries;

(t)            materially reduce the amount of insurance coverage or fail to renew any material existing insurance policy, in each case, with respect to the key employees, properties or assets of the Company or any of its Subsidiaries; or

(u)            agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors or similar governing body in support of, any of the actions prohibited by this Section 5.2.

5.3           Parent Forbearances. During the period from the date hereof to the Effective Time or the earlier termination of this Agreement in accordance with its terms, except as expressly contemplated by this Agreement (including as set forth in the Parent Disclosure Schedule), as required by Law or with the prior written consent of the Company (such consent not to be unreasonably withheld, delayed or conditioned), Parent shall not, and shall not permit any of its Subsidiaries to:

(a)            amend the Parent Certificate or Parent Bylaws in a manner that would adversely affect the economic benefits of the Integrated Mergers to the holders of Company Common Stock;

(b)            adjust, split, combine or reclassify any capital stock of Parent;

(c)            take any action that is intended to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Integrated Mergers set forth in Article VII not being satisfied, or in a violation of any provision of this Agreement;

(d)            take any action, or knowingly fail to take any action, where such action or failure to act would reasonably be expected to prevent the Integrated Mergers, taken together, from being treated as an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code;

(e)            make, declare or pay any extraordinary dividend on the capital stock of Parent (except (A) dividends on shares of Parent Preferred Stock, or (B) regular quarterly cash dividends at a rate not in excess of $0.17 per share of Company Common Stock);

(f)            take any action that is intended to, would or would be reasonably likely to prevent or materially delay the consummation of the transactions contemplated hereby; or

(g)            agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors or similar governing body in support of, any of the actions prohibited by this Section 5.3.

5.4           Tax-free Reorganization. Each of Parent, Merger Sub and the Company shall cause the appropriate officers of Parent, Merger Sub and the Company to execute and deliver to Skadden and to Troutman Pepper Hamilton Sanders LLP, respectively, certificates containing appropriate representations and covenants, reasonably satisfactory in form and substance to such counsel, at such time or times as may be reasonably requested by such counsel, including the effective date of the S-4 and the Closing Date, in connection with such counsel’s deliveries of opinions with respect to the Tax treatment of the Integrated Mergers pursuant to Sections 7.2(c) and 7.3(c).

Article VI

ADDITIONAL AGREEMENTS

6.1           SEC Filings; Regulatory Matters.

(a)            Parent and the Company shall cooperate with each other and use their respective reasonable best efforts to promptly prepare, and Parent shall use reasonable best efforts to promptly file with the SEC, the S-4 (in which the Proxy Statement of the Company and prospectus of Parent will be included), no later than the 30th business day after the date hereof. The Company shall cooperate with Parent in respect of the form and content of any communication with stockholders of the Company. Each of Parent and the Company shall use their reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing, and the Company shall thereafter mail or deliver the Proxy Statement to its stockholders. Parent shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement. The Company shall furnish to Parent all information concerning the Company and the holders of Company Common Stock as may be reasonably requested in connection with any action contemplated by this Section 6.1.

(b)            The parties shall cooperate with each other and use their respective reasonable best efforts to promptly (and, in the case of the regulatory applications to the Federal Reserve Board, the OCC, the DE Bank Commissioner and the VA BFI within thirty (30) business days after the date hereof) prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Integrated Mergers and the Bank Mergers) and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties and Governmental Entities. Parent and the Company shall have the right to review in advance and each will consult with the other on all the information relating to the Company or Parent, as the case may be, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement (including the Integrated Mergers). In exercising the foregoing right, each of the parties shall act reasonably and as promptly as practicable. The parties will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein. Each party shall use its reasonable best efforts to resolve any objection that may be asserted by any Governmental Entity with respect to this Agreement or the transactions contemplated hereby. The parties’ obligations under this Section 6.1(b) are, in each case, subject to Laws relating to the exchange of information (including with respect to confidential supervisory information) and subject to necessary redactions relating to confidential or sensitive information. Notwithstanding the foregoing or anything to the contrary in this Agreement, nothing contained herein shall require Parent, or permit the Company, to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing permits, consents, approvals and authorizations of Governmental Entities that, individually or in the aggregate, would have, or would reasonably be expected to have, a material adverse effect (i) on the Surviving Corporation and its Subsidiaries (measured as a whole, after giving effect to the Integrated Mergers) or (ii) in the case of any such actions, conditions, or restrictions caused by or arising solely out of the business or operations of the Company or its Subsidiaries or Parent’s acquisition of the Company and its Subsidiaries, on the Surviving Corporation and its Subsidiaries (measured as though the Surviving Corporation were the size of the Company, on a pre-Closing basis) (a “Materially Burdensome Regulatory Condition”).

(c)            Parent and the Company shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the S-4 or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Integrated Mergers, the Bank Mergers and the other transactions contemplated by this Agreement.

(d)            Parent and the Company shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any Requisite Regulatory Approval will be materially delayed or conditioned. As used herein, “Requisite Regulatory Approvals” means any (i) regulatory authorizations, consents, permits, orders or approvals from the Federal Reserve Board, the OCC, the DE Bank Commissioner and the VA BFI and (ii) other approvals set forth in Sections 3.4 and 4.4, in each case (x) that are necessary to consummate the transactions contemplated by this Agreement (including the Integrated Mergers and the Bank Mergers) or (y) the failure of which to be obtained would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Surviving Corporation.

6.2           Access to Information; Confidentiality.

(a)            Upon reasonable notice and subject to Law, the Company, for purposes of enabling Parent to verify the representations and warranties of the Company and/or to prepare for the Integrated Mergers and the other matters contemplated by this Agreement shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors and other representatives of Parent, access, during normal business hours during the period from the date hereof to the Effective Time, to all of the Company’s properties, books, contracts, commitments, personnel, information technology systems, Tax Returns and related work papers and records reasonably requested by Parent. The Company shall cooperate with Parent in preparing to execute after the Effective Time conversion or consolidation of systems and business operations generally, and, during such period, the Company shall, and shall cause its Subsidiaries to, promptly make available to Parent (i) a copy of each report, schedule, registration statement and other document filed or received by the Company during such period pursuant to the requirements of federal securities laws or federal or state banking laws (other than reports or documents which the Company is not permitted to disclose under Law) and (ii) all other information concerning the Company’s business, properties and personnel as Parent may reasonably request. Neither the Company nor any of its Subsidiaries shall be required to provide access to or to disclose (x) board and committee minutes that discuss any of the transactions contemplated by this Agreement or (y) information where such access or disclosure would violate or prejudice the rights of the Company’s customers, jeopardize the attorney-client privilege or the right to assert the work product doctrine of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date hereof. The Company will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b)            The Company agrees that it shall be bound by the provisions of the confidentiality agreement, dated August 18, 2021, by and between Parent and the Company (the “Confidentiality Agreement”), as though the Confidentiality Agreement were a mutual and reciprocal confidentiality agreement (i.e., the Company shall be bound in respect of Parent in the same manner as Parent is bound by provisions of the Confidentiality Agreement in respect of the Company), including obligations of continentality and non-use of information .. Each of Parent and the Company shall hold all information furnished by or on behalf of it or its Representatives pursuant to Section 6.2 in confidence to the extent required by, and in accordance with, the provisions of the Confidentiality Agreement (taking into account the foregoing sentence).

(c)            No investigation (or discovery or receipt of information) by any party or their respective Representatives shall affect or be deemed to modify or waive any representation, warranty, covenant or other agreement of the other parties set forth herein or the conditions to any party’s obligation to consummate the transactions contemplated hereby. Nothing contained in this Agreement shall give any party, directly or indirectly, the right to control or direct the operations of the other party prior to the Effective Time. Prior to the Effective Time, each party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

6.3           Company Stockholders’ Approval.

(a)            The Company shall establish a record date for, call, give notice of, convene and hold a meeting of its stockholders (the “Company Meeting”) to be held as soon as reasonably practicable after the S-4 is declared effective for the purpose of obtaining (i) the Requisite Company Vote required in connection with this Agreement and the First-Step Merger and (ii) if so desired and mutually agreed by the parties, the approval of other matters of the type customarily brought before a special meeting of stockholders to approve a merger agreement or otherwise approve the transactions contemplated hereby.

(b)            Subject to Section 6.3(c), the Board of Directors of the Company shall (i) recommend to its stockholders the approval of this Agreement, the First-Step Merger and the other transactions contemplated hereby (the “Company Recommendation”), (ii) include the Company Recommendation in the Proxy Statement, (iii) use its reasonable best efforts to obtain from the stockholders of the Company the Requisite Company Vote, including by communicating to its stockholders the Company Recommendation, and (iv) not withhold, withdraw, qualify or modify, or propose publicly to withhold, withdraw, qualify or modify, in a manner adverse to Parent, the Company Recommendation or take any action, or make any public statement, filing or release inconsistent with the Company Recommendation, or submit this Agreement to the Company’s stockholders for a vote without the Company Recommendation.

(c)            Subject to Section 8.1 and Section 8.2, if the Board of Directors of the Company, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisor, determines in good faith that it would reasonably be expected to be a violation of its fiduciary duties under Law to continue to recommend this Agreement, then prior to receipt of the Requisite Company Vote, the Board of Directors of the Company may (but shall not be required to) submit this Agreement to the Company’s stockholders without the Company Recommendation (a “Company Adverse Recommendation Change”) (although the resolutions approving this Agreement as of the date hereof may not be rescinded or amended), in which case, the Board of Directors of the Company may communicate the basis for the Company Adverse Recommendation Change to its stockholders in the Proxy Statement or an appropriate amendment or supplement thereto to the extent required by Law; provided that the Board of Directors of the Company may not take any action under this Section 6.3(c) unless (i) such action is taken in response to an Acquisition Proposal that is not withdrawn as of the time of taking such action and such Acquisition Proposal (x) did not result from a breach by the Company of Section 6.13 and (y) constitutes a Superior Proposal; (ii) the Company gives Parent at least three (3) business days’ prior written notice of its intention to take such action and a reasonable description of the events, facts, developments and circumstances giving rise to its determination to take such action (including its basis for determining that such Acquisition Proposal constitutes a Superior Proposal (including the latest material terms and conditions of, and the identity of the third party making, the Acquisition Proposal, or any amendment or modification thereof)); (iii) during such three (3) business day period, the Company has considered and negotiated (and has caused its Representatives to consider and negotiate) with Parent in good faith (to the extent Parent desires to so negotiate) regarding any adjustments or modifications to the terms and conditions of this Agreement proposed by Parent; and (iv) at the end of such notice period, the Board of Directors of the Company (A) takes into account any adjustments, amendment, supplement or modification to this Agreement proposed by Parent (it being understood that Parent shall not have any obligation to propose any adjustments, amendments, supplements or modifications to the terms and conditions of this Agreement), and (B) after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisor, again determines in good faith that (I) it would nevertheless reasonably be expected to result in a violation of its fiduciary duties under Law to continue to recommend this Agreement and (II) such Acquisition Proposal constitutes a Superior Proposal. Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 6.3(c) and will require a new determination and notice period as referred to in this Section 6.3(c).

(d)            The Company shall adjourn or postpone the Company Meeting if, (i) as of the time for which such meeting is originally scheduled, there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Meeting or (ii) on the date of the Company Meeting, the Company has not received proxies representing a sufficient number of shares of Company Common Stock necessary to obtain the Requisite Company Vote; provided that, from and after such time, if any, that (in response to an Acquisition Proposal that has been received by the Company and that has been publicly disclosed or otherwise become public) the Company makes a Company Adverse Recommendation Change that is permitted by Section 6.3(c), the Company thereafter shall not be so required to adjourn or postpone the Company Meeting more than two (2) times following such time. Notwithstanding anything to the contrary herein, unless this Agreement has been terminated in accordance with its terms, the Company Meeting shall be convened and this Agreement shall be submitted to the stockholders of the Company at the Company Meeting for the purpose of voting on the adoption of this Agreement and the other matters contemplated hereby, and nothing contained herein shall be deemed to relieve the Company of such obligation, including if the Company makes a Company Adverse Recommendation Change.

6.4           Legal Conditions to Merger. Subject in all respects to Section 6.1 (including the last sentence of Section 6.1(b)), each party shall, and shall cause its Subsidiaries to, use their reasonable best efforts to (a) take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all requirements of Law that may be imposed on such party or its Subsidiaries with respect to the Integrated Mergers and the Bank Mergers and, subject to the conditions set forth in Article VII, to consummate the transactions contemplated by this Agreement (including the Integrated Mergers and the Bank Mergers) and (b) obtain (and to cooperate with the other party to obtain) any material consent, authorization, permit, order, license or approval of, or any exemption by, any Governmental Entity and any other third party that is required, necessary or advisable to be obtained by the Company or Parent or any of their respective Subsidiaries in connection with the Integrated Mergers, the Bank Mergers or any other transaction contemplated by this Agreement.

6.5           Stock Exchange Listing. Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in the First-Step Merger to be approved for listing on the NASDAQ, subject to official notice of issuance, prior to the Effective Time.

6.6           Employee Matters.

(a)            During the period commencing on the Closing Date and ending on the first anniversary thereof, Parent shall or shall cause the Surviving Corporation to provide the employees of the Company and its Subsidiaries who continue to be employed by Parent or its Subsidiaries (including, for the avoidance of doubt, the Surviving Corporation and its Subsidiaries) immediately following the Effective Time (the “Continuing Employees”), while employed by Parent or its Subsidiaries after the Effective Time, with base salaries and wages that are substantially comparable to the base salaries and wages provided to similarly situated employees of Parent and its Subsidiaries; provided that Parent may satisfy its obligation under this Section 6.6(a) by providing or causing the Surviving Corporation to provide such Continuing Employees with base salaries and wages that are substantially comparable to the base salaries and wages provided by the Company or its Subsidiaries to such Continuing Employees immediately prior to the Effective Time.

(b)            During the period commencing on the Closing Date and ending on the first anniversary thereof, Parent shall or shall cause the Surviving Corporation to provide the Continuing Employees, while employed by Parent or its Subsidiaries after the Effective Time, with cash-based incentive bonus opportunities (excluding equity and equity based compensation and change in control payments) that are substantially comparable in the aggregate to the cash-based incentive bonus opportunities (excluding equity and equity based compensation and change in control payments) provided to similarly situated employees of Parent and its Subsidiaries; provided that Parent may satisfy its obligation under this Section 6.6(b) by providing or causing the Surviving Corporation to provide such Continuing Employees with cash-based incentive bonus opportunities (excluding equity and equity based compensation and change in control payments) that are substantially comparable in the aggregate to the cash-based incentive bonus opportunities (excluding equity and equity based compensation and change in control payments) provided by the Company or its Subsidiaries to such Continuing Employees immediately prior to the Effective Time.

(c)            During the period commencing on the Closing Date and ending on the first anniversary thereof, Parent shall or shall cause the Surviving Corporation to provide the Continuing Employees, while employed by Parent or its Subsidiaries after the Effective Time, with employee benefits (excluding equity and equity based compensation and change in control payments) that are substantially comparable in the aggregate to the employee benefits (excluding equity and equity based compensation and change in control payments) provided to similarly situated employees of Parent and its Subsidiaries; provided that Parent may satisfy its obligation under this Section 6.6(c) by providing or causing the Surviving Corporation to provide such Continuing Employees with employee benefits (excluding equity and equity based compensation and change in control payments) that are substantially comparable in the aggregate to the employee benefits (excluding equity and equity based compensation and change in control payments) provided by the Company or its Subsidiaries to such Continuing Employees immediately prior to the Effective Time.

(d)            The Company shall be authorized to make transaction bonus awards to certain Continuing Employees listed on Section 6.6(d) of the Company Disclosure Schedule up to the amounts set forth in Section 6.6(d) of the Company Disclosure Schedule.

(e)            The Company shall be authorized to make retention bonus awards from the applicable retention bonus pools described in Section 6.6(e) of the Company Disclosure Schedule up to the amounts set forth in Section 6.6(e) of the Company Disclosure Schedule. The retention bonus pools shall be dedicated to certain of the Company’s or its Subsidiary’s employees for purposes of retaining such employees through and, in some circumstances, after the Closing Date, with the participating employees and specific terms of such retention bonuses to be determined by mutual consent of (x) the Chief Executive Officer and the President of the Company and (y) Parent.

(f)            Parent or the Surviving Corporation shall assume and honor all employment and change in control agreements that the Company and its Subsidiaries have with their current and former officers, directors and employees as listed in Section 3.11(a) of the Company Disclosure Schedule, except to the extent any such agreement has been terminated or superseded by agreement of any such officer, director or employee and Parent.

(g)            With respect to any employee benefit plans of Parent or its Subsidiaries in which any Continuing Employees become eligible to participate on or after the Effective Time (the “New Plans”), Parent shall or shall cause the Surviving Corporation to use commercially reasonable efforts to: (i) waive all exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees and their eligible dependents under any New Plans, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous Company Benefit Plan, (ii) provide each such employee and their eligible dependents with credit for any co-payments and deductibles paid during the year in which the Closing Date occurs prior to the Effective Time under a Company Benefit Plan (to the same extent that such credit was given under the analogous Company Benefit Plan prior to the Effective Time) in satisfying any applicable deductible or out-of-pocket requirements under any New Plans, and (iii) recognize all service of such employees with the Company and its Subsidiaries for all purposes in any New Plan to the same extent that such service was taken into account under the analogous Company Benefit Plan prior to the Effective Time; provided that the foregoing service recognition shall not apply (A) to the extent it would result in duplication of benefits for the same period of services, (B) for purposes of any defined benefit pension plan or benefit plan that provides retiree welfare benefits, or (C) to any benefit plan that is a frozen plan or provides grandfathered benefits.

(h)            Unless both parties agree in writing at least ten (10) days prior to the Closing, effective as of the date immediately preceding the Closing Date and contingent upon the consummation of the Integrated Mergers, the Company shall terminate the Partners Bancorp 401(k) Plan and the Johnson Mortgage Company 401(k) Plan (the “Terminated Plans”). Prior to the Effective Time, the Company shall provide Parent with resolutions adopted by the Company’s Board of Directors terminating the Terminated Plans, the form and substance of which shall be subject to the prior written approval of Parent, which will not be unreasonably withheld. As soon as practicable following the Effective Time, with respect to the Terminated Plans, Parent shall permit or cause its Subsidiaries (including Parent Bank) to permit the Continuing Employees to roll over their account balances and outstanding loan balances, if any, thereunder into an “eligible retirement plan” within the meaning of Section 402(c)(8)(B) of the Code maintained by Parent or its Subsidiaries (including Parent Bank).

(i)            During the period commencing on the Closing Date and ending on the first anniversary thereof, Parent shall or shall cause the Surviving Corporation to (i) assume and honor under the paid time off policy of Parent or any of its Subsidiaries (the “Parent PTO Policy”) any vacation or personal time off (other than sick leave) (“PTO”) that has accrued but is unused under the applicable policies of the Company and its Subsidiaries (the “Company PTO Policies”) for the calendar year that includes the Effective Time (including any PTO carried over from a prior year in accordance with the Company PTO Policies), (ii) provide additional accruals to Continuing Employees following the Effective Time under the Parent PTO Policy in the same manner as provided to similarly situated employees of Parent or its Subsidiaries (provided that Parent may satisfy its obligation under this Section 6.6(i)(ii) by providing, or causing the Surviving Corporation to provide, such Continuing Employees with additional accruals following the Effective Time in the same manner as provided by the Company or its Subsidiaries to such Continuing Employees immediately prior to the Effective Time under the Company PTO Policies) and (iii) recognize all service of any Continuing Employee with the Company and its Subsidiaries for purposes of determining PTO under the Parent PTO Policy.

(j)             During the period commencing on the Closing Date and ending on the first anniversary thereof, Parent shall or shall cause the Surviving Corporation to provide, to each Continuing Employee whose employment is terminated on or following the Effective Time, with severance benefits equal to the severance benefits provided under the Parent’s or its Subsidiary’s then-existing severance plan to similarly situated employees of Parent and its Subsidiaries.

(k)            During the period commencing on the Closing Date and ending on the first anniversary thereof, Parent shall or shall cause the Surviving Corporation or any of its Subsidiaries to maintain the bank owned life insurance policies of the Company and its Subsidiaries and the related split dollar life insurance plans for the Continuing Employees who are participating thereunder, in each case as set forth on Section 3.11(a) of the Company Disclosure Schedule and as in effect at the Effective Time.

(l)             Nothing in this Agreement shall confer upon any employee, officer, director, independent contractor or consultant of the Company or any of its Subsidiaries or affiliates any right to continue in the employ or service of the Surviving Corporation, the Company, Parent or any Subsidiary or affiliate thereof, or shall interfere with or restrict in any way the rights of the Surviving Corporation, the Company, Parent or any Subsidiary or affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of the Company or any of its Subsidiaries or affiliates at any time for any reason whatsoever, with or without cause. Nothing in this Agreement shall be deemed to (i) establish, amend, or modify any Company Benefit Plan, New Plan or any other benefit or employment plan, program, agreement or arrangement, or (ii) alter or limit the ability of the Surviving Corporation or any of its Subsidiaries or affiliates to amend, modify or terminate any particular Company Benefit Plan, New Plan or any other benefit or employment plan, program, agreement or arrangement after the Effective Time. Without limiting the generality of Section 9.10, nothing in this Agreement, express or implied, is intended to or shall confer upon any person, including any current or former employee, officer, director, independent contractor or consultant (or any spouse or dependent of such individual) of the Company or any of its Subsidiaries or affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

6.7           Indemnification; Directors’ and Officers’ Insurance.

(a)            From and after the Effective Time, the Surviving Corporation shall indemnify and hold harmless, to the fullest extent permitted by Law, each present and former director, officer or employee of the Company and its Subsidiaries (in each case, for actions taken in such capacity) (collectively, the “Company Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the Effective Time, arising out of the fact that such person is or was a director, officer or employee of the Company or any of its Subsidiaries and pertaining to matters existing or occurring at or prior to the Effective Time, including the transactions contemplated by this Agreement, to the fullest extent such persons are entitled to be indemnified as of the date of this Agreement by the Company pursuant to the Company Certificate, the Company Bylaws or the governing or organizational documents of any Subsidiary of the Company applicable to such person. The Surviving Corporation shall also advance expenses as incurred by such Company Indemnified Party to the fullest extent such persons are entitled to advancement of expenses as of the date of this Agreement by the Company pursuant to the Company Certificate, the Company Bylaws and the governing or organizational documents of any Subsidiary of the Company; provided that, if requested by Parent, the Company Indemnified Party to whom expenses are advanced provides an undertaking (in reasonable and customary form) to repay such advances if it is ultimately determined in a final determination by a court of competent jurisdiction that such Company Indemnified Party is not entitled to indemnification.

(b)            For a period of six (6) years after the Effective Time, the Surviving Corporation shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by the Company (provided that the Surviving Corporation may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the insured) with respect to claims arising from facts or events that occurred at or before the Effective Time; provided, however, that Parent shall not be obligated to expend an amount that, in the aggregate, exceeds 250% of the current annual premium paid as of the date hereof by the Company for such insurance (the “Premium Cap”), and if such premiums for such insurance would at any time exceed the Premium Cap, then Parent shall cause to be maintained policies of insurance that, in Parent’s good faith determination, provide the maximum coverage available for an aggregate cost equal to the Premium Cap. In lieu of the foregoing, the Company, in consultation with Parent, but only upon the prior written consent of Parent, may (and at the request of Parent, the Company shall use its reasonable best efforts to) obtain at or prior to the Effective Time a six-year prepaid “tail” policy under the Company’s existing directors and officers insurance policy providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that, in the aggregate, does not exceed the Premium Cap and, in such case, Parent shall not have any further obligations under this Section 6.7(b), other than to maintain such prepaid “tail” policy.

(c)            The provisions of this Section 6.7 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Company Indemnified Party and his or her heirs and representatives. If the Surviving Corporation or any of its successors or assigns will consolidate with or merge into any other entity and not be the continuing or surviving entity of such consolidation or merger, transfer all or substantially all of its assets or deposits to any other entity or engage in any similar transaction, then in each case, the Surviving Corporation will cause proper provision to be made so that the successors and assigns of the Surviving Corporation will expressly assume the obligations set forth in this Section 6.7. The obligations of the Surviving Corporation, Parent and the Company under this Section 6.7 shall not be terminated or modified in a manner so as to adversely affect the Company Indemnified Party or any other person entitled to the benefit of this Section 6.7 without the prior written consent of the affected Company Indemnified Party or affected person.

6.8           Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including any merger between a Subsidiary of Parent, on the one hand, and a Subsidiary of the Company, on the other hand) or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Integrated Mergers, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by Parent.

6.9           Advice of Changes. Parent and the Company shall each promptly (but in no event more than 24 hours) advise the other party of any change, effect, circumstance, condition, development or event that (a) has had or is reasonably likely to have a Material Adverse Effect on it or (b) it believes (i) would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties, agreements, obligations or covenants contained herein or (ii) reasonably could be expected to give rise, individually or in the aggregate, to the failure of any condition in Article VII; provided that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 6.9 or the failure of any condition set forth in Section 7.2 or 7.3 to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case, unless the underlying breach would independently result in a failure of the conditions set forth in Section 7.2 or 7.3 to be satisfied.

6.10         Litigation and Claims. Each party shall promptly notify the other party in writing of any Action pending or, to the knowledge of either such party, threatened against the Company, Parent or any of their respective Subsidiaries, in each case that (a) questions or would reasonably be expected to question the validity of this Agreement, the Integrated Mergers or the other transactions contemplated hereby or any actions taken or to be taken by Parent, the Company or their respective Subsidiaries with respect to this Agreement, the Integrated Mergers or the other transactions contemplated hereby or (b) seeks to enjoin, restrain or prohibit the transactions contemplated hereby. The Company shall (i) give Parent the opportunity to consult in (at Parent’s own expense) the defense or settlement of any stockholder Action against the Company and/or its directors, officers or affiliates relating to the transactions contemplated by this Agreement, and (ii) not agree to any such settlement of any such Action without Parent’s prior written consent which shall not unreasonably be withheld, conditioned or delayed.

6.11         Dividends. After the date of this Agreement, each of Parent and the Company shall coordinate with the other regarding the declaration of any dividends in respect of Parent Common Stock and Company Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties that holders of Company Common Stock shall not receive two dividends, or fail to receive one dividend, declared in respect of any quarter with respect to their shares of Company Common Stock and any shares of Parent Common Stock any such holder receives in exchange therefor in the First-Step Merger.

6.12         Corporate Governance. Effective as of the Effective Time, Parent shall (a) increase the size of the Board of Directors of Parent by one (1) member, and cause Parent Bank to take such actions as may be necessary to increase the size of the Board of Directors of Parent Bank by one (1) member, and (b) appoint one member of the Board of Directors of the Company (the “New Member”) (to be selected by the Leadership Committee of Parent in consultation with the Board of Directors of Parent) to the Board of Directors of Parent and Parent Bank, respectively. Subject to compliance by the Board of Directors of the Surviving Corporation with its fiduciary duties (including compliance with the Surviving Corporation’s organizational documents and any corporate governance guidelines adopted by the Board of Directors of the Surviving Corporation), if the Closing has occurred at least fifteen (15) business days prior to Parent holding its 2022 annual meeting, the Surviving Corporation shall (i) nominate the New Member for reelection to the Board of Directors of the Surviving Corporation at the first annual meeting of stockholders of the Surviving Corporation following the Effective Time, and (ii) include in its proxy materials with respect to such annual meeting a recommendation of the Board of Directors of the Surviving Corporation that the stockholders of the Surviving Corporation vote to reelect the New Member; provided that the Surviving Corporation shall not be required to take any such action until the Closing.

6.13         Acquisition Proposals.

(a)            The Company agrees that it will not, and will cause its Subsidiaries and its and their officers, directors, employees, agents, consultants, advisors and other representatives (collectively, “Representatives”) not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate any inquiries or proposals with respect to any Acquisition Proposal, (ii) engage or participate in any negotiations with any person concerning any Acquisition Proposal, (iii) provide any confidential or nonpublic information or data to any person (other than Parent, Parent Bank and their Representatives in their capacity as such) concerning any Acquisition Proposal or (iv) have or participate in any discussions with any person (other than Parent, Parent Bank and their Representatives in their capacity as such) relating to any Acquisition Proposal, except, for purposes of this clause (iv), solely to notify such person of the existence of the provisions of this Section 6.13(a); provided that prior to the date of the Company Meeting, in the event the Company receives from any person (other than Parent, Parent Bank or their respective Representatives in their capacity as such) an unsolicited bona fide written Acquisition Proposal that did not result from a breach of this Section 6.13, it may, and may permit its Subsidiaries and its and its Subsidiaries’ Representatives to, furnish or cause to be furnished nonpublic information or data to, and participate in, discussions with such person with respect to such Acquisition Proposal but only to the extent that, prior to doing so, its Board of Directors concludes in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its financial advisor) that (A) such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal and (B) failure to take such actions would reasonably be expected to result in a violation of its fiduciary duties under Law; provided, further, that, prior to providing any nonpublic information or data or participating in any discussions, in each case, permitted pursuant to the foregoing proviso, the Company shall have (x) provided such information or data to Parent and (y) entered into a confidentiality agreement with such person on terms no less stringent to such person (and protective to the Company) than the terms of the Confidentiality Agreement, which confidentiality agreement shall not provide such person with any exclusive right to negotiate with the Company, its Subsidiaries or its or their respective Representatives. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 6.13 by any Subsidiary or Representative of the Company shall constitute a breach of this Section 6.13 by the Company.

(b)            The Company will, and will cause its Representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the execution of this Agreement with any person (other than Parent, Parent Bank and their Representatives in their capacity as such) with respect to any Acquisition Proposal and will use its reasonable best efforts, subject to Law, to (x) enforce any confidentiality, standstill or similar agreement relating to an Acquisition Proposal and (y) within five (5) business days after the date hereof, request and confirm the return or destruction of any confidential information provided to any person (other than Parent, Parent Bank and their Representatives in their capacity as such) pursuant to any such agreement.

(c)           Promptly (and in any event within twenty-four (24) hours) following receipt of any Acquisition Proposal or any inquiry that could reasonably be expected to lead to an Acquisition Proposal, the Company shall advise Parent of such Acquisition Proposal or inquiry and the substance thereof (including the terms and conditions of and the identity of the person making such inquiry or Acquisition Proposal, copies of any written Acquisition Proposal and written summaries of any material oral communications relating to an Acquisition Proposal), and will keep Parent apprised of any related developments, discussions and negotiations on a current basis, including any amendments to or revisions of the terms of such inquiry or Acquisition Proposal.

(d)          As used herein,

(i)            “Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any third party indication of interest in, any (A) acquisition or purchase, direct or indirect, of 25% or more of the consolidated assets of the Company and its Subsidiaries or 25% or more of any class of equity or voting securities of the Company or its Subsidiaries whose assets, individually or in the aggregate, constitute more than 25% of the consolidated assets of the Company; (B) tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any person (other than Parent or Parent Bank) beneficially owning 25% or more of any class of equity or voting securities of the Company or its Subsidiaries whose assets, individually or in the aggregate, constitute more than 25% of the consolidated assets of the Company; or (C) merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company and/or its Subsidiaries whose assets, individually or in the aggregate, constitute more than 25% of the consolidated assets of the Company; and

(ii)           “Superior Proposal” means any unsolicited bona fide written offer or proposal made by a third party to consummate an Acquisition Proposal that the Company’s Board of Directors determines in good faith (after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisor) (A) would, if consummated, result in the acquisition of all, but not less than all, of the issued and outstanding shares of Company Common Stock or all, or substantially all, of the assets of the Company; (B) would result in a transaction that (1) involves consideration to the holders of the shares of Company Common Stock that is, after accounting for payment of the Termination Fee that may be required hereunder, more favorable, from a financial point of view, than the consideration to be paid to the stockholders of the Company pursuant to this Agreement, considering, among other things, the nature of the consideration being offered and any material regulatory approvals or other risks associated with the timing of the proposed transaction beyond, or in addition to, those specifically contemplated hereby, and which proposal is not conditioned upon obtaining financing and (2) is, in light of the other terms of such proposal, more favorable to the stockholders of the Company than the Integrated Mergers and the other transactions contemplated by this Agreement; and (C) is reasonably likely to be completed on the terms proposed, in each case, taking into account all legal, financial, regulatory and other aspects of the Acquisition Proposal.

(e)           Nothing contained in this Agreement shall prevent the Company or its Board of Directors from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal; provided that such Rules will in no way eliminate or modify the effect that any action pursuant to such Rules would otherwise have under this Agreement.

6.14         Board of Directors and Committee Meetings. Following the receipt of the Requisite Regulatory Approvals and the Requisite Company Vote, the Company shall permit representatives of Parent to attend any meeting of its board of directors or the executive and loan committees thereof as an observer, subject to the Confidentiality Agreement; provided that the Company shall not be required to permit such representatives to remain present during any confidential discussions of this Agreement and the transactions contemplated hereby or any Acquisition Proposal or during any other matter that (a) the Board of Directors of the Company has reasonably determined to be confidential with respect to the participation of Parent or Parent Bank or (b) the Company would not be required to disclose under Section 6.2 of this Agreement.

6.15         Public Announcements. The Company and Parent shall each use their reasonable best efforts to (a) develop a joint communications plan and ensure that all press releases and other public disclosure (including communications to employees, agents and contractors) with respect to this Agreement or the transactions contemplated hereby are consistent with such joint communications plan and (b) consult with each other before issuing any press release or, to the extent practicable, otherwise making any public disclosure with respect to this Agreement or the transactions contemplated hereby, in each case, except in respect of any press release or public disclosure (i) required by Law or by obligations pursuant to any listing agreement with or rules of any securities exchange or (ii) the content and messaging of which is substantially similar to public disclosure previously made by Parent or the Company either on the date of this Agreement or following the date of this Agreement and in accordance with this Section 6.15.

6.16         Operating Functions. To the extent permitted by Law and upon Parent’s request, the Company shall (and shall cause the Company Subsidiaries to) regularly discuss and reasonably cooperate with Parent and Parent Bank in connection with (a) planning for the efficient and orderly combination of the Company and Parent (including the combination of Parent Bank and TBOD and VPB) and the operation of the Surviving Corporation and its Subsidiaries and (b) preparing for the consolidation of appropriate operating functions to be effective at the Effective Time or such later date as Parent may decide. Each party shall cooperate with the other party in preparing to execute conversion or consolidation of systems and business operations generally (including by entering into customary confidentiality, non-disclosure and similar agreements with related service providers and other parties). Prior to the Effective Time, each party shall exercise, consistent with the terms and conditions of this Agreement, including this Article VI, complete control and supervision over its and its Subsidiaries’ respective operations.

6.17         Restructuring Efforts. If the Company shall have failed to obtain the Requisite Company Vote at the duly convened Company Meeting or any adjournment or postponement thereof, then, unless this Agreement has been terminated in accordance with its terms, each of the parties shall in good faith use its reasonable best efforts to negotiate a restructuring of the transaction provided for herein (it being understood that neither party shall have any obligation to alter or change any material terms, including the amount or kind of the consideration to be issued to holders of Company Common Stock as provided for in this Agreement, in a manner adverse to such party or its stockholders) and/or resubmit this Agreement or the transactions contemplated hereby (or as restructured pursuant to this Section 6.17) to the Company’s stockholders for approval.

6.18         Takeover Statutes. None of the Company, Parent or their respective Boards of Directors shall take any action that would cause any Takeover Statute to become applicable to this Agreement, the Support Agreements, the Integrated Mergers or any of the other transactions contemplated hereby, and each shall take all necessary steps to exempt (or ensure the continued exemption of) the Integrated Mergers and the other transactions contemplated hereby from any applicable Takeover Statute now or hereafter in effect. If any Takeover Statute may become, or may purport to be, applicable to the transactions contemplated hereby, each of Parent and the Company and the members of their respective Boards of Directors will grant such approvals and take such actions as are necessary, so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated by this Agreement, including, if necessary, challenging the validity or applicability of any such Takeover Statute.

6.19         Company Debt. Prior to the Effective Time, Parent and the Company shall use commercially reasonable efforts for Parent to enter into a supplemental indenture or other documents necessary or appropriate to provide for assumption by Parent of the Company’s obligations under the Company’s subordinated notes due 2028 and 2030.

6.20         Cybersecurity. The Company shall, as promptly as reasonably practicable after the date hereof, engage a third party who is reasonably acceptable to Parent (the “Systems Consultant”) at Parent’s sole cost and expense (for the Company’s out-of-pocket costs and expenses) to (a) conduct an examination and review of the Company Systems for the purpose of identifying any deficiencies, weaknesses or vulnerabilities in such Company Systems (including any deficiencies, weaknesses or vulnerabilities relating to (i) unauthorized access, disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, software, data or other materials or (ii) prevention and mitigation of risks of cybersecurity breaches and attacks) and (b) prepare a written report that assesses the matters described in clause (a) (the “Systems Report”). The Company shall request that the Systems Consultant deliver the Systems Report simultaneously to the Company and Parent as promptly as practicable (and no later than January 15, 2022 or, if earlier, the Closing Date). The Company shall cooperate with Parent to remediate any weaknesses, deficiencies or vulnerabilities identified in the Systems Report prior to the Closing Date, and Parent shall reimburse Company for any out-of-pocket incremental costs or expenses incurred as a result of such remediation. Parent and the Company agree that the examination and review by the Systems Consultant, preparation of the Systems Report and any remediation shall be performed in a manner as to not impose an undue and material burden on the Company’s business or operations.

6.21         Exemption from Liability Under Section 16(b). In order to most effectively compensate and retain the Company Insiders, both prior to and after the Effective Time, it is desirable that the Company Insiders not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by Law in connection with the conversion of shares of Company Common Stock and the Company Equity Awards in the First-Step Merger, and for that compensatory and retentive purpose agree to the provisions of this Section 6.21. Assuming the Company delivers to Parent in a reasonably timely fashion prior to the Effective Time accurate information regarding those officers and directors of the Company subject to the reporting requirements of Section 16(a) of the Exchange Act (the “Company Insiders”), the Board of Directors of Parent and of the Company, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly thereafter, and in any event prior to the Effective Time, take all such steps as may be required to cause (in the case of the Company) any dispositions of Company Common Stock or the Company Equity Awards by the Company Insiders, and (in the case of Parent) any acquisitions of Parent Common Stock by any Company Insiders who, immediately following the Integrated Mergers, will be officers or directors of the Surviving Corporation subject to the reporting requirements of Section 16(a) of the Exchange Act, in each case, pursuant to the transactions contemplated by this Agreement, to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act to the fullest extent permitted by Law.

Article VII

CONDITIONS PRECEDENT

7.1           Conditions to Each Party’s Obligation to Effect the Integrated Mergers. The respective obligations of the parties to effect the Integrated Mergers shall be subject to the satisfaction or, where legally permissible, waiver by all parties at or prior to the Effective Time of the following conditions:

(a)            Company Stockholders’ Approval. The Requisite Company Vote shall have been obtained.

(b)           NASDAQ Listing. The shares of Parent Common Stock that shall be issuable pursuant to this Agreement shall have been authorized for listing on the NASDAQ, subject to official notice of issuance.

(c)            Requisite Regulatory Approvals. All Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired.

(d)           S-4. The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.

(e)            No Injunctions or Restraints; Illegality. (i) No order, injunction, decree or other legal restraint or prohibition issued by any court or agency of competent jurisdiction preventing the consummation of the Integrated Mergers or any of the other transactions contemplated by this Agreement shall be in effect; (ii) no statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity that prohibits or makes illegal consummation of the Integrated Mergers and (iii) no order or injunction is being sought by any Governmental Entity that would, if entered or enforced, prohibit the consummation of the transactions contemplated hereby, including the Integrated Mergers.

7.2           Conditions to Obligations of Parent. The obligation of Parent and Merger Sub to effect the Integrated Mergers is also subject to the satisfaction or waiver by Parent at or prior to the Effective Time, of the following conditions:

(a)            Representations and Warranties. The representations and warranties of the Company (after giving effect to the lead in to Article III) set forth in (i) Sections 3.2(a), 3.7, 3.8(a) and 3.22 shall be true and correct (other than, in the case of Section 3.2(a), such failures to be true and correct as are de minimis), in each case, as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date, in which case such representations and warranties shall be so true and correct as of such earlier date) as of the Closing Date as though made on and as of the Closing Date, and (ii) Sections 3.1, 3.2(b), 3.3(a) and 3.3(b)(i) shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date, in which case such representations and warranties shall be so true and correct as of such earlier date) as of the Closing Date as though made on and as of the Closing Date. All other representations and warranties of the Company set forth in this Agreement (after giving effect to the lead in to Article III) shall be true and correct in all respects (without giving effect to any qualifications as to materiality, Material Adverse Effect or similar qualifiers contained in such representations and warranties) as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date, in which case such representations and warranties shall be so true and correct as of such earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Company or the Surviving Corporation. Parent shall have received a certificate, dated as of the Closing Date, signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to the foregoing effect.

(b)           Performance of Obligations of the Company. The Company shall have performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the Closing. Parent shall have received a certificate, dated as of the Closing Date, signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to the foregoing effect.

(c)           Tax Opinion. Parent shall have received the written opinion of Skadden, in form and substance reasonably satisfactory to Parent, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, that are consistent with the state of facts existing at the Effective Time, the Integrated Mergers shall together be treated as an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, Skadden may rely upon the certificates, representations and covenants referred to in Section 5.4.

(d)           No Materially Burdensome Regulatory Condition. No Requisite Regulatory Approval shall include or contain, nor shall any Governmental Entity have imposed or indicated in writing (or informed both Parent and the Company) that it will impose, any Materially Burdensome Regulatory Condition.

7.3           Conditions to Obligations of the Company. The obligation of the Company to effect the Integrated Mergers is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a)            Representations and Warranties. The representations and warranties of Parent (after giving effect to the lead in to Article IV) set forth (i) in Sections 4.2(a), 4.7 and 4.8 shall be true and correct (other than, in the case of Section 4.2(a), such failures to be true and correct as are de minimis), in each case, as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date, in which case such representations and warranties shall be so true and correct as of such earlier date) as of the Closing Date as though made on and as of the Closing Date, and (ii) in Sections 4.1, 4.2(b), 4.3(a) and 4.3(b)(i) shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date, in which case such representations and warranties shall be so true and correct as of such earlier date) as of the Closing Date as though made on and as of the Closing Date. All other representations and warranties of Parent (after giving effect to the lead in to Article IV) set forth in this Agreement shall be true and correct in all respects (without giving effect to any qualifications as to materiality, Material Adverse Effect or similar qualifiers contained in such representations and warranties) as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date, in which case such representations and warranties shall be so true and correct as of such earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on Parent. The Company shall have received a certificate, dated as of the Closing Date, signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent to the foregoing effect.

(b)           Performance of Obligations of Parent. Parent shall have performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the Closing, and the Company shall have received a certificate, dated as of the Closing Date, signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent to such effect.

(c)           Tax Opinion. The Company shall have received the written opinion of Troutman Pepper Hamilton Sanders LLP, in form and substance reasonably satisfactory to the Company, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, that are consistent with the state of facts existing at the Effective Time, the Integrated Mergers shall together be treated as an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, Troutman Pepper Hamilton Sanders LLP may rely upon the certificates, representations and covenants referred to in Section 5.4.

Article VIII

TERMINATION AND AMENDMENT

8.1           Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the receipt of the Requisite Company Vote:

(a)            by mutual consent of Parent and the Company in a written instrument, if the Board of Directors of each so determines by a vote of a majority of the members of its entire Board of Directors;

(b)           by either the Board of Directors of Parent or the Board of Directors of the Company, if (i) any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Integrated Mergers or the Bank Mergers or the other transactions contemplated hereby and such denial has become final and nonappealable, (ii) any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order permanently enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated by this Agreement, or (iii) an application for a Requisite Regulatory Approval shall have been withdrawn at the request of the applicable Governmental Entity and is not permitted to be resubmitted for 120 days, unless, in any such case of clause (i), (ii) or (iii), the failure to obtain a Requisite Regulatory Approval or the issuance of such order shall be due to the failure of the party seeking to terminate this Agreement pursuant to this Section 8.1(b) to perform or observe the covenants and agreements of such party set forth herein;

(c)            by either the Board of Directors of Parent or the Board of Directors of the Company, if the Closing shall not have occurred on or before the one (1) year anniversary of the date of this Agreement (the “Termination Date”), unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement pursuant to this Section 8.1(c) to perform or observe the covenants and agreements of such party set forth herein;

(d)           by either the Board of Directors of Parent or the Board of Directors of the Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement on the part of the Company, in the case of a termination by Parent, or Parent, in the case of a termination by the Company, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 7.2, in the case of a termination by Parent, or Section 7.3, in the case of a termination by the Company, and which is not cured within forty-five (45) days following written notice to the Company, in the case of a termination by Parent, or to Parent, in the case of a termination by the Company, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the Termination Date);

(e)            by Parent, prior to the time the Requisite Company Vote is obtained, if the Board of Directors of the Company shall have (i) failed to make the Company Recommendation or failed to include the Company Recommendation in the Proxy Statement, (ii) withdrawn, modified or qualified the Company Recommendation in a manner adverse to Parent, or resolved to do so or failed to reaffirm such recommendation within two (2) business days after Parent requests in writing that such action be taken, (iii) failed to recommend against acceptance of any publicly-disclosed tender offer or exchange offer for outstanding shares of Company Common Stock by any person (other than Parent or any affiliate of Parent), within the ten (10) business day period commencing on the date such tender offer or exchange offer is first publicly disclosed, in any such case whether or not permitted by the terms hereof, (iv) recommended or endorsed an Acquisition Proposal, or (v) breached any of its obligations under Section 6.3 or Section 6.13 in any material respect;

(f)            by Parent, if the Requisite Company Vote shall not have been obtained at the Company Meeting duly convened therefor or at any adjournment or postponement thereof at which a vote on the adoption of this Agreement was taken; or

(g)           by the Company, following the Company Meeting (including any adjournments or postponements thereof), if the Company (i) has not breached any of its obligations under Section 6.3 or Section 6.13 in any material respect, and (ii) failed to obtain the Requisite Company Vote at the Company Meeting or at any adjournment or postponement thereof at which a vote on the adoption of this Agreement was taken.

8.2           Effect of Termination.

(a)            In the event of termination of this Agreement by either Parent or the Company as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Parent, the Company, any of their respective affiliates or any of their respective employees, officers, directors or representatives shall have any liability or obligation of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Section 6.2(b) and this Section 8.2 and Article IX shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, neither Parent nor the Company shall be relieved or released from any liabilities or damages arising out of its fraud or any knowing, intentional and material breach of any of its representations, warranties, covenants, obligations or agreements set forth herein.

(b)           In the event that, after the execution of this Agreement, (i) prior to the termination of this Agreement, an Acquisition Proposal (whether or not conditional) shall have been made (x) known to senior management or the Board of Directors of the Company or (y) directly to the Company’s stockholders generally, or any person shall have publicly announced an Acquisition Proposal or the intention to make an Acquisition Proposal (whether or not conditional) with respect to the Company, (ii) thereafter this Agreement is terminated by (A) either Parent or the Company pursuant to Section 8.1(c) (and the Requisite Company Vote has not been obtained), (B) either Parent or the Company pursuant to Section 8.1(c) (and the Requisite Company Vote has been obtained and this Agreement is terminable by Parent under Section 8.1(d)), (C) Parent pursuant to Section 8.1(d) (solely in the case of a willful or intentional breach of this Agreement), (D) Parent pursuant to Section 8.1(f), or (E) the Company pursuant to Section 8.1(g), and (iii) on or prior to the date that is twelve (12) months after the date of such termination, the Company enters into a definitive agreement (regardless of whether a transaction is consummated) or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to in clause (b)(i) above), then the Company shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay Parent, by wire transfer of same day funds, an amount in cash equal to $7,400,000 (the “Termination Fee”).

(c)            In the event that this Agreement is terminated by Parent pursuant to Section 8.1(e), then the Company shall pay Parent, by wire transfer of same day funds, an amount in cash equal to the Termination Fee on the date of such termination.

(d)           Each of Parent and the Company acknowledges that (i) the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, (ii) without these agreements, Parent would not enter into this Agreement and (iii) the Termination Fee constitutes liquidated damages and not a penalty. Accordingly, if the Company fails promptly to pay the amount due pursuant to this Section 8.2, and, in order to obtain such payment, Parent commences a suit which results in a judgment against the Company for the Termination Fee, as applicable, the Company shall pay the costs, fees and expenses of Parent (including reasonable attorneys’ fees and expenses) in connection with such suit. In addition, if the Company fails to pay the amounts payable pursuant to this Section 8.2 when due, then the Company shall pay interest on such overdue amounts at a rate per annum equal to the “prime rate” (as announced by JPMorgan Chase & Co. or any successor thereto) in effect on the date on which such payment was required to be made for the period commencing as of the date that such overdue amount was originally required to be paid.

Article IX

GENERAL PROVISIONS

9.1           Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants or other agreements in this Agreement or in any instrument delivered pursuant hereto shall survive the Effective Time (other than agreements or covenants contained herein or in any instrument delivered pursuant hereto that by their express terms are to be performed after the Effective Time, including Sections 2.4, 6.6 and 6.7).

9.2           Expenses. Except as expressly provided herein, all costs, fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such cost, fee or expense; provided, however, that the costs, fees and expenses of printing and mailing the Proxy Statement and all filing and other fees paid to the SEC in connection with the Integrated Mergers shall be shared equally by Parent and the Company.

9.3           Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt), (b) when sent by email (provided that no “error message” or other notification of non-delivery is generated) or (c) one (1) business day following the day sent by an internationally recognized overnight courier (with written confirmation of receipt), in each case, at the following addresses and email addresses (or to such other address, number or email address as a party (or its legal counsel) may have specified by notice given to the other party):

if to the Company, to:

Partners Bancorp
2245 Northwood Drive
Salisbury, Maryland 21801
Attention:	Lloyd B. Harrison, III
Email:	lharrison@vapartnersbank.com

With a copy (which shall not constitute notice) to:

Troutman Pepper Hamilton Sanders LLP
1001 Haxall Point
Richmond, Virginia 23219
Attention:	Jacob A. Lutz, III; Seth A. Winter
Email:	jake.lutz@troutman.com; seth.winter@troutman.com

and

if to Parent or Merger Sub, to:

OceanFirst Financial Corp.
110 West Front Street
Red Bank, New Jersey 07701
Attention:	Christopher D. Maher
Email:	cmaher@oceanfirst.com

With a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, New York 10001
Attention:	Sven Mickisch
Email:	Sven.Mickisch@skadden.com

9.4           Interpretation.

(a)           The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(b)           When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement, unless otherwise indicated.

(c)           The table of contents, defined term index and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(d)           Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(e)           The words “hereof,” “herein,” and “hereunder” and similar terms, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(f)            Terms defined in the singular have a comparable meaning when used in the plural, and vice versa. Any gender includes other genders.

(g)           As used herein, (i) “business day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York are authorized or obligated by Law to close; (ii) “the date hereof” means November 4, 2021; (iii) “knowledge of the Company” means the actual knowledge (after due inquiry) of any of the officers of the Company; (iv) “knowledge of Parent” means the actual knowledge (after due inquiry) of any of the officers of Parent; (v) “ordinary course of business” means the ordinary course of business consistent with past practice of the applicable person; (vi) “person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature; (vii) “affiliate” means, in respect of a specified person, any other person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified person; (viii) unless the context otherwise requires, “party” means a party to this Agreement irrespective of whether such term is followed by the words “hereto” or “to this Agreement”; and (ix) “made available” means any document or other information that was (A) included in the virtual data room of a party or (B) filed by Parent or the Company with the SEC and publicly available on EDGAR, in either case, at least two (2) business days prior to the date hereof.

(h)           Whenever this Agreement refers to a number of days, such number shall refer to calendar days (unless business days are specified). If the last day of the time period for the giving of any notice or the taking of any action required under this Agreement falls on a day that is not a business day, the time period for giving such notice or taking such action shall be extended through the next business day following the original expiration date of such.

(i)            No provision of this Agreement is to be construed to require, directly or indirectly, any person to take any action, or omit to take any action, to the extent that such action or omission would violate or conflict with Law. Notwithstanding anything herein to the contrary, nothing herein shall require any person to (or to cause or direct any other person to) disclose or share any confidential supervisory information (including confidential supervisory information as defined in 12 C.F.R. § 261.2 and as identified in 12 C.F.R. § 309.5(g)(8)) of a Governmental Entity the disclosure or sharing of which is prohibited by Law; provided that appropriate modified or substitute disclosures or actions shall be made or taken to the extent permitted by Law.

9.5           Counterparts.

(a)           This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, may be executed (including in any manner permitted by Section 9.5(b)) in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

(b)           This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” or “.jpg” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party shall (and each party shall cause its Subsidiaries and Representatives not to) raise the use of a facsimile machine or e-mail delivery of a “.pdf” or “.jpg” format data file to deliver a signature to this Agreement or any signed agreement or instrument entered into in connection with this Agreement, or any amendments or waivers hereto or thereto, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” or “.jpg” format data file as a defense to the formation of a contract, and each party forever waives any such defense.

9.6           Entire Agreement. This Agreement (including the documents and the instruments referred to herein), together with the Confidentiality Agreement, constitute the entire agreement among the parties and supersedes all prior agreements, arrangements and understandings (whether written, oral, electronic or otherwise) among the parties with respect to the subject matter hereof. The Company Disclosure Schedule and the Parent Disclosure Schedule, as well as all other schedules and the exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement.

9.7           Amendment; Waiver.

(a)            Subject to compliance with Law, this Agreement may be amended, supplemented, restated or otherwise modified by the parties, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Integrated Mergers by the stockholders of the Company; provided, however, that after adoption of this Agreement by the stockholders of the Company, there may not be, without further approval of such stockholders, any amendment, supplement, restatement or modification of this Agreement that requires further approval of the Company’s stockholders under Law. This Agreement may not be amended, supplemented, restated or otherwise modified, except by an instrument in writing signed on behalf of each of the parties.

(b)           At any time prior to the Effective Time, the parties, by action taken or authorized by their respective Boards of Directors, may, to the extent permitted by Law, (i) extend the time for the performance of any of the obligations or other acts of the other parties, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or satisfaction of any conditions contained herein; provided, however, that, after adoption of this Agreement by the stockholders of the Company, there may not be, without further approval of the Company’s stockholders, any extension or waiver of this Agreement or any portion thereof that requires further approval of the Company’s stockholders under Law. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure or delay to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure or delay to comply with an obligation, covenant, agreement or condition.

9.8           Governing Law; Jurisdiction.

(a)           This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law (except that matters under this Agreement (i) relating to the fiduciary duties of the Board of Directors of the Company or (ii) concerning the internal corporate affairs of the Company that are required, pursuant to Law to be governed by the Laws of the State of Maryland, in each case, shall be governed and determined in accordance with the laws of the State of Maryland).

(b)           Each party agrees that it will bring any Action in respect of any claim, counterclaim or cause of action arising out of, resulting from or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court sitting in the State of Delaware (the “Chosen Courts”), and, solely in connection with such claims, counterclaims and causes of action, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection (x) to laying venue in any such Action in the Chosen Courts and (y) that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iii) agrees that service of process upon such party in any such Action will be effective if notice is given in accordance with Section 9.3.

9.9           Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CLAIM, DISPUTE, SUIT, ACTION, LITIGATION, PROCEEDING OR CONTROVERSY THAT MAY ARISE OUT OF, RESULT FROM OR RELATE TO THIS AGREEMENT (INCLUDING THE TRANSACTIONS CONTEMPLATED HEREBY) IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF SUCH claim, dispute, suit, action, litigation, proceeding or controversy, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT THERETO. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY SUCH CLAIM, DISPUTE, SUIT, ACTION, LITIGATION, PROCEEDING OR CONTROVERSY, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.9.

9.10         Assignment; Third Party Beneficiaries.

(a)           Neither this Agreement nor any of the rights, privileges, powers, interests or obligations hereunder may be assigned by any of the parties (whether by operation of law or otherwise) without the prior written consent of the other party. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

(b)           Except as otherwise specifically provided in Section 6.7, this Agreement (including the documents and instruments referred to herein) is not intended to, and does not, confer upon any person (other than the parties) any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The representations and warranties herein are the product of negotiations among the parties and are for the sole benefit of the parties. In some instances, the representations and warranties herein may represent an allocation among the parties of risks associated with particular matters regardless of the knowledge of any of the parties. Consequently, persons (other than the parties) may not (and should not) rely upon any representations and warranties herein as characterizations of actual facts, events, developments, occurrences or circumstances as of the date hereof or as of any other date.

9.11         Remedies; Specific Performance. Except as otherwise provided in this Agreement, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy expressly conferred hereby, and the exercise by a party of any one such remedy will not preclude the exercise of any other such remedy. The parties agree that (a) irreparable damage would occur if any provision herein were not performed in accordance with the terms hereof and (b) accordingly, the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches hereof or to enforce specifically the performance of the terms and provisions herein (including the parties’ obligation to consummate the Integrated Mergers), in addition to any other remedy to which they are entitled at law, in equity, contract tort or otherwise. Each of the parties waives any (i) defense in any action for specific performance that a remedy at law would be adequate and (ii) requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

9.12         Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

[Signature Pages Follow]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

OCEANFIRST FINANCIAL CORP.

By:	/s/ Christopher Maher
Name: Christopher Maher
Title: Chairman, President & CEO

COASTAL MERGER SUB CORP.

By:	/s/ Christopher Maher
Name: Christopher Maher
Title: Chairman & President

[Signature Page to Agreement and Plan of Merger]

PARTNERS BANCORP

By:	/s/ Lloyd B. Harrison, III
Name: Lloyd B. Harrison, III
Title: Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

TBOD Bank Merger Agreement

EXHIBIT B

VPB Bank Merger Agreement

EXHIBIT C

Form of Support Agreement

EXHIBIT D

First-Step Merger Surviving Corporation Certificate